Exhibit 10.2
FINANCING AGREEMENT

Dated as of November 6, 2008

by and among

MONACO COACH CORPORATION,

EACH SUBSIDIARY OF MONACO COACH CORPORATION

LISTED AS A BORROWER ON THE SIGNATURE PAGES HERETO,

as Borrowers,

AND EACH SUBSIDIARY OF MONACO COACH CORPORATION LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

ABLECO FINANCE LLC,

as Collateral Agent

and

as Administrative Agent

ARTICLE I DEFINITIONS; CERTAIN TERMS
Section 1.01 Definitions
Section 1.02 Terms Generally
Section 1.03 Accounting and Other Terms
Section 1.04 Time References

ARTICLE II THE LOANS
Section 2.01 Commitments
Section 2.02 Making the Term Loan
Section 2.03 Repayment of Term Loan; Evidence of Debt
Section 2.04 Interest
Section 2.05 Termination of Total Commitment; Prepayment of Term Loan
Section 2.06 Fees
Section 2.07 Securitization
Section 2.08 Taxes
Section 2.09 LIBOR Option
Section 2.10 Exercise of LIBOR Option
Section 2.11 Funding Losses
Section 2.12 Changes in Law; Impracticability or Illegality
Section 2.13 No Requirement to Match Fund

ARTICLE III INTENTIONALLY OMITTED

ARTICLE IV FEES, PAYMENTS AND OTHER COMPENSATION
Section 4.01 Audit and Collateral Monitoring Fees
Section 4.02 Payments; Computations and Statements
Section 4.03 Sharing of Payments; Defaulting Lender
Section 4.04 Apportionment of Payments
Section 4.05 Increased Costs and Reduced Return
Section 4.06 Joint and Several Liability of the Borrowers

ARTICLE V CONDITIONS TO LOANS
Section 5.01 Conditions Precedent to Effectiveness
Section 5.02 Conditions Subsequent to Effectiveness

ARTICLE VI REPRESENTATIONS AND WARRANTIES
Section 6.01 Representations and Warranties

ARTICLE VII COVENANTS OF THE LOAN PARTIES
Section 7.01 Affirmative Covenants
Section 7.02 Negative Covenants
Section 7.03 Financial Covenants

ARTICLE VIII MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
Section 8.01 Collection of Accounts Receivable; Management of Collateral
Section 8.02 Accounts Receivable Documentation
Section 8.03 Status of Accounts Receivable and Other Collateral
Section 8.04 Collateral Custodian

ARTICLE IX EVENTS OF DEFAULT
Section 9.01 Events of Default

ARTICLE X AGENTS
Section 10.01 Appointment
Section 10.02 Nature of Duties
Section 10.03 Rights, Exculpation, Etc
Section 10.04 Reliance
Section 10.05 Indemnification
Section 10.06 Agents Individually
Section 10.07 Successor Agent
Section 10.08 Collateral Matters
Section 10.09 Agency for Perfection
Section 10.10 No Reliance on any Agent's Customer Identification Program
Section 10.11 Intercreditor Agreement

ARTICLE XI GUARANTY
Section 11.01 Guaranty
Section 11.02 Guaranty Absolute
Section 11.03 Waiver
Section 11.04 Continuing Guaranty; Assignments
Section 11.05 Subrogation

ARTICLE XII MISCELLANEOUS
Section 12.01 Notices, Etc
Section 12.02 Amendments, Etc
Section 12.03 No Waiver; Remedies, Etc
Section 12.04 Expenses; Taxes; Attorneys' Fees
Section 12.05 Right of Set-off
Section 12.06 Severability
Section 12.07 Assignments and Participations
Section 12.08 Counterparts
Section 12.09 GOVERNING LAW
Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE
Section 12.11 WAIVER OF JURY TRIAL, ETC
Section 12.12 Consent by the Agents and Lenders
Section 12.13 No Party Deemed Drafter
Section 12.14 Reinstatement; Certain Payments
Section 12.15 Indemnification
Section 12.16 Monaco as Agent for Borrowers
Section 12.17 Records
Section 12.18 Binding Effect
Section 12.19 Interest
Section 12.20 Confidentiality
Section 12.21 Public Disclosure
Section 12.22 Integration
Section 12.23 USA PATRIOT Act

ARTICLE XIII ISSUANCE OF EQUITY INTERESTS TO HOLDCO
Section 13.01 Authorization and Issuance of Warrants
Section 13.02 Securities Act Matters

SCHEDULES

Schedule 1.01(A)	Commitments
Schedule 1.01(H)	Resort Property Lot Covenants
Schedule 1.01(I)	Historical Consolidated EBITDA

EXHIBITS

Exhibit A	Form of Security Agreement
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of LIBOR Notice
Exhibit D	Form of Assignment and Acceptance

FINANCING AGREEMENT

Financing Agreement, dated as of November 6, 2008, by and among MONACO COACH CORPORATION, a Delaware corporation ("Monaco"), each subsidiary of Monaco listed as a "Borrower" on the signature pages hereto (together with Monaco, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of Monaco listed as a "Guarantor" on the signature pages hereto (together with each other Person that becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), ABLECO FINANCE LLC, a Delaware limited liability company ("Ableco"), as collateral agent for the Lenders (in such capacity, the "Collateral Agent"), and as administrative agent for the Lenders (in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of a term loan in the aggregate principal amount of $39,300,000.  The proceeds of the term loan shall be used to refinance a portion of the existing indebtedness of the Borrowers and the Guarantors, for general corporate and working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Ableco" has the meaning specified therefor in the preamble hereto.

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any Proceeds arising therefrom or relating thereto.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.08(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Administrative Borrower" has the meaning specified therefor in Section 12.16.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or that is a director, officer, manager or partner of such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"After Acquired Property" has the meaning specified therefor in Section 7.01(o).

"Agent" has the meaning specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of Treasury's Office of Foreign Assets Control, (iv) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (v) any similar laws enacted in the United States or any other jurisdictions in which the parties to this agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Margin" means (i) in the case of Reference Rate Loans, 8.50% and (ii) in the case of LIBOR Rate Loans, 9.50%.

"Applicable PIK Margin" means 3.25%.

"Applicable Prepayment Premium" means, as of any date of determination, (i) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 5.0% times the principal amount of the Term Loan repaid on the date of determination, (ii) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, an amount equal to 3.0% times the principal amount of the Term Loan repaid on the date of determination, (iii) during the period of time after the date that is the second anniversary of the Effective Date up to and including the date that is the third anniversary of the Effective Date, an amount equal to 2.0% times the principal amount of the Term Loan repaid on the date of determination, and (iv) during the period of time after the date that is the third anniversary of the Effective Date up to and including the date immediately prior to the Final Maturity Date, 0%.

"Approved Dealer Financing Agreements" means agreements entered into by a Loan Party in the ordinary course of business with financial institutions providing floor-plan financing to customers who purchase finished goods inventory of any such Loan Party, and the terms of which agreements (including repurchase obligations) are both customary in the recreational vehicle industry and are no less favorable in all material respects to any such Loan Party than those in effect as of the date hereof.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit D hereto or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, president or vice president of such Person.

"Availability" has the meaning specified therefor in the Working Capital Credit Agreement, as in effect on the date hereof.

"Availability Reserve" means, at all times, a reserve in the amount of $5,000,000 instituted by the Working Capital Agent against the Working Capital Borrowing Base, as more fully set forth in the Intercreditor Agreement and which shall not be released or reduced by the Working Capital Agent without the prior written consent of the Lenders.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Business Day" means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures (including capitalized software costs) by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment " or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash and Cash Equivalents" means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

"Cash Collateral Account" means an interest bearing deposit or securities account of the Loan Parties in respect of which a Loan Party shall be required to deposit Cash and Cash Equivalents and over which the Collateral Agent shall have "control" (as defined in the Uniform Commercial Code) pursuant to a Cash Management Agreement.

"Cash Management Accounts" means those bank accounts of each Loan Party (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees) maintained at one or more Cash Management Banks listed on Schedule 8.01 to the Disclosure Letter.

"Cash Management Agreements" means those certain deposit account control agreements or securities account control agreements, in form and substance reasonably satisfactory to the Agents, each of which is among the Collateral Agent, the Working Capital Agent and one of the Cash Management Banks.

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"CCP Joint Venture" means the interests, rights and obligations of Monaco in connection with ownership of its Equity Interests in Custom Chassis Products, LLC, a Delaware limited liability company, pursuant to the terms of the CCP Joint Venture Related Agreements.

"CCP Joint Venture Agreement" means that certain Joint Venture Agreement, dated as of January 24, 2007, between International Truck and Engine Corporation, International Truck and Engine Investments Corporation and Monaco.

"CCP Joint Venture Related Agreements" mean each of the  agreements and other documents executed in connection with CCP Joint Venture (including, without limitation, the CCP Joint Venture Agreement) identified on Schedule 1.01(E) to the Disclosure Letter as in effect on the date hereof.

"Certificate of Title" shall mean any certificates of title, certificates of ownership or any other registration certificates issued under the laws of any State or Commonwealth of the United States or any political subdivision thereof with respect to motor vehicles or other vehicles.

"Change in Law" has the meaning specified therefor in Section 4.05(a).

"Change of Control" means each occurrence of any of the following:

(a)           the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of 33% or more of the aggregate outstanding voting power of the Equity Interests of Monaco;

(b)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Monaco (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Monaco was approved by a vote of at least a majority the directors of Monaco then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of Monaco;

(c)           Except in a transaction permitted under Section 7.02(c), Monaco shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Equity Interests of each other Loan Party, free and clear of all Liens (other than any Liens securing the Obligations hereunder and any Liens permitted hereunder to secure the Working Capital Indebtedness);

(d)           Except in a transaction permitted under Section 7.02(c)(i), (i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving Monaco, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of 33% or more of the aggregate outstanding voting Equity Interests of Monaco or (B) in the case of any such transaction involving a Loan Party other than Monaco, Monaco has beneficial ownership of 100% of the aggregate voting power of all Equity Interests of the resulting, surviving or transferee entity;

(e)           either (i) Kay L. Toolson or (ii) John Nepute shall cease to be involved in the day to day operations and management of the business of the Monaco, and a successor reasonably acceptable to the Collateral Agent and the Required Lenders is not appointed on terms reasonably acceptable to the Collateral Agent and the Required Lenders within 90 days of such cessation of involvement;

(f)           a "Change of Control" (or any comparable term or provision) under or with respect to any of Subordinated Indebtedness of any Loan Party; or

(f)           a "Change of Control" (or any comparable term or provision) under or with respect to any of the Equity Interests or the Working Capital Indebtedness of any Loan Party.

"Collateral" means all of the property and assets and all interests therein and Proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Access Agreement" means any agreement of any lessor, warehouseman, processor, packer, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Collateral Agent, in form and substance satisfactory to the Collateral Agent, waiving Liens or certain other rights or interests that such Person may hold in regard to the property of any of the Loan Parties and providing the Collateral Agent access to its Collateral.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Combined Real Property" means real property which constitutes both Designated Real Property and Resort Property Lots.

"Commitments" means, with respect to each Lender, such Lender's Term Loan Commitment.

"Common Stock" means the Common Stock of Monaco, $0.01 par value.

"Consolidated EBITDA" means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) losses arising from the sale of capital assets, (vi) non-cash equity-based compensation expenses, (vii) extraordinary non-cash losses and charges and other non-recurring non-cash losses and charges, minus (c) without duplication the sum of the following amounts of such Person and its Subsidiaries for such period to the extent included in the calculation of Consolidated Net Income of such Person and its Subsidiaries for such period:  (i) gains arising from the sale of capital assets, (ii) gains arising from the write-up of assets and (iii) any extraordinary gains (in each case, to the extent included in determining Consolidated Net Income).  The parties hereto agree that Consolidated EBITDA of Monaco and its Subsidiaries for each fiscal month set forth on Schedule 1.01(I) hereto shall equal the applicable amount corresponding to such date on such Schedule.

"Consolidated Funded Indebtedness" means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, the Working Capital Loans and Working Capital Letters of Credit.

"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits and (d) effects of discontinued operations.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income (including interest paid-in-kind) for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv)  to enter into or exercise a "put" or similar arrangement or agreement which requires such Person to purchase property upon the occurrence of certain events or (v) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as applied to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Contribution Agreement" means the Contribution Agreement, dated as of the date hereof, among the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.

"Current Value" has the meaning specified therefor in Section 7.01(o).

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) is insolvent or become the subject of an Insolvency Proceeding.

"Designated Real Property" means any Eligible Real Property (other than the Resort Property Lots but including any Combined Real Property that is not sold in lots) identified as "Designated Real Property" on Schedule 1.01(D) to the Disclosure Letter.

"Disclosure Letter" means the disclosure letter with respect to representations, exceptions, qualifications and other matters affecting the Loan Parties and their Subsidiaries, dated the Effective Date, addressed to the Agents and the Lenders and delivered pursuant to the terms of this Agreement, the terms of which letter are incorporated by reference in this Agreement.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person; provided that the term "Disposition" shall not include any sales of Inventory or the non-exclusive licensing of intellectual property, in each case, in the ordinary course of business on ordinary business terms.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is one year after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is one year after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is one year after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is one year after the Final Maturity Date.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Effective Date" has the meaning specified therefor in Section 5.01.

"Eligible Appraised Equipment" shall mean Eligible Equipment the Specified Value of which has been determined pursuant to a Qualified Appraisal.

"Eligible Equipment" shall mean the Equipment of the Borrowers that the Collateral Agent, in the exercise of its reasonable business judgment, determines to be Eligible Equipment; provided, however, that, without limiting the right of the Collateral Agent to establish additional criteria of ineligibility, Eligible Equipment shall not include the following Equipment:

(a)           Equipment with respect to which any warranty or representation contained in this Agreement or any of the other Loan Documents applicable either to Equipment in general or to any specific Equipment is not true and correct in all material respects with respect to such item of Equipment;

(b)           Equipment that is not located in the continental United States either (i) on real property set forth in Schedule 6.01(ee) to the Disclosure Letter owned by a Borrower, or (ii) on leased premises set forth on Schedule 6.01(ee) to the Disclosure Letter in regard to which the landlord thereof, and any bailee, warehouseman or similar party that will be in possession of such Equipment, shall have executed and delivered to the Collateral Agent, a Collateral Access Agreement;

(c)           Equipment that constitutes a fixture, unless it is located on owned real property or each of the landlord, and mortgagee of the real property where such item of Equipment is located agrees in writing that such item of Equipment is not a fixture, regardless of its manner of attachment to such real property;

(d)           Equipment (other than the Equipment described on Schedule 1.01(F) to the Disclosure Letter) that (i) has not been delivered to, and accepted by a Borrower (ii) to the extent applicable, has not been installed or is not operational, or (iii) is not used by a Borrower in the ordinary course of its business;

(e)           Equipment that constitutes an accession to other Equipment that is subject to any Lien other than the Lien in favor of the Collateral Agent, or the Working Capital Agent's Lien (unless the holder of any other Lien has agreed in writing with the Collateral Agent, to disclaim any interest in the item of Equipment which will constitute such accession);

(f)           Equipment (i) which is not subject to a valid and continuing first priority Lien in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the Security Agreement and as to which all action necessary or desirable to perfect such security interest shall have been taken, (ii) to which a Borrower does not have good and marketable title, free and clear of any Liens (other than Liens in favor of the Collateral Agent, for the benefit of the Lenders and Liens in favor of the Working Capital Agent, for the benefit of the Working Capital Lenders) or (iii) which is located at a construction site in respect of which a Borrower is a contractor or sub-contractor, and in connection therewith a performance bond has been issued and such Equipment is considered "Project Assets" under such performance bond or is otherwise subject to claims of the insurer under any such performance bond;

(g)           Equipment that is substantially worn, damaged, defective or obsolete or has suffered any casualty, loss, damage, breakdown, or deterioration from any source whatsoever (whether through wear, use, accident, or other casualty, but not including ordinary wear and tear) which impairs the utility of such item of Equipment;

(h)           Equipment that constitutes computer hardware, furniture or other general office and administrative Equipment;

(i)            Equipment that is Rolling Stock; or

(j)           Collateral Agent has not received evidence of property insurance required by this Agreement with respect to such Equipment.

"Eligible Real Property" means each parcel of real property owned by each Loan Party that satisfies each of the following criteria (as determined by the Collateral Agent in its sole discretion):  (a) such real property is included on Schedule 1.01(B) to the Disclosure Letter; (b) such real property is subject to a first priority Lien (subject to no other Liens other than Permitted Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, pursuant to a properly recorded Mortgage; (c) the Collateral Agent has received a Title Insurance Policy with respect to such real property; (d) the Agents have received an ALTA survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect to such real property (or confirmation satisfactory to the Collateral Agent that the Title Insurance Policy with respect to such real property does not contain a survey exception); (e) the Agents have received a Phase I ESA (together with a duly executed reliance letter from the relevant service provider) or other environmental documentation, in form and substance satisfactory to the Collateral Agent, with respect to such real property; and (f) no environmental condition or other event has occurred and is continuing with respect to such real property that could reasonably be expected to necessitate current or future Remedial Action with respect thereto except as set forth in the environmental reports identified on Schedule 6.01(r)(i) and (v) unless otherwise approved by the Collateral Agent; provided, that the deviations from the standards set forth above in this definition that are set forth on Schedule 1.01(B) to the Disclosure Letter opposite each real property on the Effective Date shall not disqualify such real property from remaining Eligible Real Property.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority alleging violations of Environmental Laws or Releases of Hazardous Materials in violation of Environmental Laws (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, or local statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien (other than the Lien described in clause (m) of the definition of Permitted Liens) in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equipment" shall mean all "equipment", as such term is defined in the Uniform Commercial Code, of each Loan Party, now owned or hereafter acquired, wherever located, including, without limitation, machinery, data processing and computer equipment (whether owned or licensed and including embedded software), Rolling Stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacement thereof.

"Equity Interest" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, joint venture or other equity interests of such Person.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Monaco of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" means any of the events set forth in Section 9.01.

"Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (without duplication) (i) all scheduled cash principal payments on the Loans made during such period, and all cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of any revolving loans, only to the extent that the commitment therefor is permanently reduced by the amount of such payments), (ii) all voluntary cash principal prepayments on the Term Loan made during such period in accordance with Section 2.05(b), (iii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iv) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance for the specific purpose of financing such Capital Expenditures), (v) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (vi) income taxes paid in cash by such Person and its Subsidiaries for such period and (vii) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period, plus (c) the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period; provided, that the excess, if any, determined in accordance with this clause (c) shall exclude any amount of such excess that is attributable to a reduction in Availability (without giving effect to any reserves or any changes in the advance rates instituted by the Working Capital Agent) as a result of a decrease in the Borrowing Base (as defined in the Working Capital Credit Agreement) in effect at the beginning of such period over the Borrowing Base in effect at the end of such period).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Credit Facility" means the revolving and term loan credit facility provided by U.S. Bank National Association, as the administrative lender, Bank of America, N.A., as syndication agent, and the lenders party thereto pursuant to that certain Third Amended and Restated Credit Agreement dated as of November 18, 2005 (as amended prior to the date hereof.)

"Existing Lenders" means the lenders party to the Existing Credit Facility.

"Extraordinary Receipts" means any cash received by Monaco or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii), (iii), (iv) or (v) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) any purchase price adjustment received in connection with any purchase agreement.

"Facility" means each parcel of owned or leased real property identified on Schedule 6.01(o) to the Disclosure Letter as a "Facility" including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrowers and the Agents.

"FEMA" has the meaning set forth in Section 5.02(b).

"Field Survey and Audit" means a field survey and audit of the Loan Parties and/or an appraisal of the Working Capital Priority Collateral performed by auditors, examiners and/or appraisers selected by the Working Capital Agent pursuant to the Working Capital Credit Agreement.

"Final Maturity Date" means the earliest of (i) May 6, 2012, and (ii) such earlier date on which the Term Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

"Financial Statements" means (a) the audited consolidated balance sheet of Monaco and its Subsidiaries for the Fiscal Year ended December 29, 2007, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, (b) a detailed internal financial report of Monaco and its Subsidiaries prepared by Monaco in substantially the form set forth in Schedule 1.01(G) to the Disclosure Letter for the Fiscal Year ended December 29, 2007, (c) a detailed internal financial report of Monaco and its Subsidiaries prepared by Monaco in substantially the form set forth in Schedule 1.01(G) to the Disclosure Letter, together with the unaudited consolidated balance sheet of Monaco and its Subsidiaries for the nine months ended September 27, 2008 and the related statement of operations, shareholders' equity and cash flows for the nine months then ended.

"Fiscal Year" means the fiscal year of Monaco and its Subsidiaries ending on the Saturday closest to December 31 of each year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, plus, without duplication, any non cash expenses related to the sale of any Resort Property Lots to the extent deducted in the determination of  Consolidated EBITDA during such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid by such Person and its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) Capital Expenditures made by such Person and its Subsidiaries during such period; plus (vi) any repayments of the Term Loan in accordance with Section 2.05(c)(iii) from any Net Cash Proceeds received by Monaco or any of its Subsidiaries in connection with any Disposition of Resort Property Lots during such period; provided, that for the purposes of determining the amounts described in clauses (i) and (ii) of this definition, for the twelve consecutive fiscal months ended September, 2009, the aggregate principal amount of any Indebtedness scheduled to be paid and the amount of any cash Consolidated Net Interest Expense of such Person and its Subsidiaries, in each case, for such twelve fiscal month period (such principal and interest payments, collectively the "Debt Service Payments"), shall equal the aggregate Debt Service Payments for the period from November, 2008 through September, 2009 multiplied by 12/11th.  In determining the Fixed Charge Coverage Ratio for a particular period (1) pro forma effect will be given to: (x) the incurrence, repayment or retirement of any Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (y) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (2) interest on Indebtedness bearing a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period; (3) if such Indebtedness bears, at the option of such Person and its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of such Person, either the fixed or floating rate; (4) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period; and (5) the calculation of the income tax liabilities of such Person and its Subsidiaries described in clause (b)(iii) above shall be made without giving effect to any tax refunds, net operating losses or other net tax benefits that were received during such period on account of any prior periods.

"Flooring Lender Obligations" means, as of any date of determination, the sum of (i) the aggregate amount of obligations owing by any Loan Party to the financial institution providing floor financing for the Loan Parties’ dealers on account of demands made by such financial institutions with respect to any repurchase obligations incurred in connection with Approved Dealer Financing Agreements to repurchase Inventory sold by a Loan Party to retail dealers, and (ii)  the aggregate amount of obligations owing by the Loan Parties on account of demands made pursuant to guarantees or risk pool guarantees provided by any Loan Party in favor of a financial institution providing floor financing for the Loan Parties’ dealers.

"Flow of Funds Agreement" means that certain Flow of Funds Agreement, dated as of the Effective Date, duly executed by each Loan Party, each Agent, the Working Capital Agent, and any other Person party thereto, in form and substance reasonably satisfactory to the Agents.

"Funding Losses" has the meaning specified therefor in Section 2.11.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) each Subsidiary of Monaco listed as a "Guarantor" on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) friable asbestos;

(e) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (f) any raw materials containing hazardous substances listed or classified as such under Environmental Laws.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holdco" means Ableco Holding LLC, a Delaware limited liability company.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b)

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations of the type specified in clauses (a) through (h) of this definition; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance satisfactory to the Collateral Agent.

"Intercreditor Agreement" means the Intercreditor Agreement, dated as of the date hereof, by and among the Loan Parties, the Collateral Agent and the Working Capital Agent, in form and substance satisfactory to the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Interest Period" means, with respect to any LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

"Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Loan Parties' operations.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and, with respect to any specific sections thereof, the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Leverage Ratio" means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) Consolidated Funded Indebtedness of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

"LIBOR" means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate of interest published in The Wall Street Journal, Eastern Edition, two Business Days prior to such Interest Period as the "London Interbank Offered Rate" applicable to such Interest Period.  In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, LIBOR shall be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars are offered to major banks in the London interbank market, two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error.

"LIBOR Deadline" has the meaning specified therefor in Section 2.10.

"LIBOR Notice" means a written notice substantially in the form of Exhibit C.

"LIBOR Option" has the meaning specified therefor in Section 2.09.

"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the greater of (i) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage and (ii) 4.25%.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"LIBOR Rate Loan" means that portion of the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the Term Loan made by an Agent or a Lender to the Borrowers pursuant to ARTICLE II hereof.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Document" means this Agreement, the Fee Letter, any Guaranty, the Funds Flow Agreement, the Payment Direction Agreement, any Mortgage, any SNDA, any Security Agreement, any UCC Filing Authorization Letter, the Contribution Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement and any other agreement (including, without limitation any control agreement, landlord waiver or other collateral access agreement), instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Term Loan or any other Obligation, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Loan Party" means any Borrower and any Guarantor.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, liabilities, assets, properties, condition (financial or otherwise) or prospects of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral; provided, however that the following shall not be considered to constitute a Material Adverse Effect: any change in conditions in the United States, foreign or global economy or capital or financial markets generally to the extent that such change does not materially disproportionately affect the Loan Parties as compared to similarly situated companies in the industry in which the Loan Parties conduct business.

"Material Contract" means, with respect to any Person, (a) the Working Capital Loan Documents, (b) the CCP Joint Venture Related Agreements (c) the Approved Dealer Financing Agreements, (d) any agreements evidencing repurchase obligations of the Loan Parties (including, without limitation, those agreements identified on Schedule 6.01(x) to the Disclosure Letter), (e) each other contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (f) all other contracts or agreements material to the operations, business, liabilities, assets, properties, condition (financial or otherwise) or prospects of such Person or such Subsidiary.

"Material Improvement" means the buildings, improvements, structures and fixtures now or subsequently located on the real property that is used in connection with the business of any Loan Party or any of its Subsidiaries and are material to the operation thereof.

"Maximum Working Capital Amount" means, as of any date of determination, an amount equal to the Maximum ABL Obligations (as such term is defined in the Intercreditor Agreement).

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 5.01(d), Section 7.01(b), Section 7.01(o) or otherwise.

"Motor Vehicle Laws" means all Federal, state, provincial and local Laws applicable to the ownership and/or operation of vehicles (including, without limitation, the Rolling Stock), or the business of the transportation of goods by motor vehicle, including, without limitation, Laws promulgated or administered by the Federal Highway Administration, the Federal Motor Carrier Safety Administration, the National Highway Traffic Safety Administration, the Surface Transportation Board and other state, provincial and local Governmental Authorities with respect to vehicle safety and registration and motor carrier insurance, financial assurance, credit extension, contract carriage, tariff and reporting requirements.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

"Narrative Report" means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the relevant Person and its Subsidiaries in the form, if applicable, prepared for presentation to senior management thereof for the applicable fiscal quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and from the Projections for such period.

"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), including any prepayment or market-based premium, (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, including any prepayment or market-based premium on any Indebtedness being refinanced, if applicable, (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"New Lending Office" has the meaning specified therefor in Section 2.08(d).

"Non-U.S. Lender" has the meaning specified therefor in Section 2.08(d).

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Notice of Revaluation" means a written notice provided by the Collateral Agent to the Administrative Borrower in connection with the revaluation by the Collateral Agent of the Specified Value of any Eligible Real Property or any Eligible Appraised Equipment, as the case may be, which notice shall set forth the revised Specified Value of such Eligible Real Property or any Eligible Appraised Equipment, as the case may be.

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest (including, without limitation, the PIK Amount), charges, expenses, fees, the Applicable Prepayment Premium, if any, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"OFAC Sanctions Programs"  means the laws, regulations and Executive Orders administered by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"),
including the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Other Taxes" has the meaning specified therefor in Section 2.08(b).

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Payment Direction Agreement" means that certain Payment Direction Agreement, dated as of the Effective Date, duly executed by each Loan Party and each Agent, in form and substance reasonably satisfactory to the Agents.

"Payment Office" means the Administrative Agent's office located at 299 Park Avenue, 23rd Floor, New York, New York 10171, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

"Permitted Indebtedness" means:

(a)           any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)           any other Indebtedness listed on Schedule 7.02(b) to the Disclosure Letter, and the extension of maturity, refinancing or modification of the terms thereof; provided, however, (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c)           Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $1,500,000 at any time outstanding;

(d)           Indebtedness permitted by clause (e) of the definition of "Permitted Lien";

(e)           Indebtedness permitted under Section 7.02(e)(viii);

(f)           Working Capital Indebtedness not exceeding the Maximum Working Capital Amount; provided, that at all times the Working Capital Borrowing Base shall be reduced by the Availability Reserve; and to the extent permitted by the Intercreditor Agreement,  the extension of maturity refinancing or modification of the terms of such Working Capital Indebtedness; provided, however that (i) such extension, refinancing or modification is pursuant to terms and conditions that are not less favorable to the Loan Parties and the Lenders than the terms of the Working Capital Indebtedness being extended, refinanced or modified (ii) after giving effect to such extension, refinancing or modification, the amount or maximum availability of such Indebtedness does not exceed the Maximum Working Capital Amount; and (iii) the lenders or lenders party to such new Working Capital credit facility are reasonably acceptable to the Agents; and

(g)           Indebtedness in respect of obligations under any Interest Rate Protection Agreements entered into in the ordinary course of business for interest rate hedging purposes and not for speculative purposes.

(h)           Subordinated Indebtedness;

(i)           Contingent Obligations in connection with Approved Dealer Financing Agreements; and

(j)           to the extent constituting Indebtedness, Indebtedness in respect of obligations under any surety, appeal or performance bonds entered into in the ordinary course of business and consistent with past practices in connection with the construction and development of Resort Property Lots.

"Permitted Investments" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

"Permitted Liens" means:

(a)           Liens securing the Obligations;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c)           Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than

30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens described on Schedule 7.02(a) to the Disclosure Letter provided, that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;

(e)           (i) purchase money Liens on equipment or inventory acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or inventory or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or inventory or (ii) Liens existing on such equipment or inventory at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $1,500,000;

(f)           deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business, including those set forth in the Title Insurance Policies in effect on the Effective Date;

(h)           Liens on equipment securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(i)           Liens securing the Working Capital Indebtedness permitted by clause (f) of the definition of "Permitted Indebtedness" contained in this Agreement; provided that such Liens are subject to the Intercreditor Agreement;

(j)           Liens arising by reason of a judgment or judicial order in circumstances not constituting an Event of Default under Section 9.01(k);

(k)           Liens of lessors or lessees, or sublessors or sublessees, of property leased pursuant to leases permitted hereunder;

(l)           non-exclusive licenses of intellectual property in the ordinary course of business; and

(m)           deed restrictions on the real property located at 310 Steury Ave., Goshen, Indiana required by the Indiana Department of Environmental Management with respect to the long-term maintenance of an asphalt or concrete pavement, restricting the property use to industrial purposes, and prohibiting the use of on-site groundwater as described in the NXT Remediation Work Plan dated April 2006.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Phase I ESA" means Phase I Environmental Site Assessment.

"PIK Amount" means, as at any date of determination, the amount of all interest accrued with respect to the Term Loan that has been paid-in-kind by being added to the then outstanding principal amount of the Term Loan in accordance with Section 2.04(a).

"Plan" means any Employee Plan or Multiemployer Plan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 3.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for the Term Loan then outstanding prior to an Event of Default plus 3.0%.

"Proceeds" shall mean all "proceeds" as such term is defined in Article 9 of the Uniform Commercial Code and, in any event, shall also include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Agent or any Lender or any Loan Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Loan Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

"Projections" means, with respect to any Person, the forecasted consolidated balance sheet, statement of operations and cash flow statement, of such Person and its Subsidiaries, all prepared on a month-by-month, quarter-by-quarter, or annual basis, as the case may be, for a given fiscal period and on a consistent basis with historical financial statements of such Person or Persons, together with appropriate supporting details and a statement of underlying assumptions as the Administrative Agent shall reasonably require.

"Pro Rata Share" means with respect to a Lender's obligation to make the Term Loan and receive payments of interest, fees, the Applicable Prepayment Premium, if any, and principal with respect thereto, and all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (a) the sum of such Lender's Term Loan Commitment, by (b) the sum of the Total Commitment; provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan.

"Qualified Appraisal" means an appraisal (a) which is or was conducted by a qualified independent appraiser selected or approved by the Collateral Agent; (b) which will be or was conducted in such a manner and of such a scope as is acceptable to the Collateral Agent; and (c) the results of which are reasonably satisfactory to the Collateral Agent.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in deposit accounts or in securities accounts, or any combination thereof,  over which the Collateral Agent shall have "control" (as defined in the Uniform Commercial Code) and which such deposit account or securities account is the subject of a Cash Management Agreement and is maintained by a bank or securities intermediary that is a Cash Management Bank.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Rating Agencies" has the meaning specified therefor in Section 2.07.

"Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Administrative Agent to the Administrative Borrower from time to time.

"Reference Rate" means the greater of (a) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate and (b) 6.25%.  The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers.  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Reference Rate Loan" means that portion of the Term Loan that bears interest at a rate determined by reference to the Reference Rate.

"Register" has the meaning specified therefor in Section 12.07(d).

"Registered", with respect to intellectual property, means issued, registered, renewed or subject to a pending application.

"Registered Loans" has the meaning specified therefor in Section 12.07(d).

"Registration Rights Agreement" means the Registration Rights Agreement, in form and substance satisfactory to the Agents, by and between Monaco and Holdco, with respect to the demand and piggy-back registration rights of Holdco with respect to shares of Warrant Stock that Holdco may acquire and the anti-dilution and tag-along provisions applicable thereto.

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Release Price" means, with respect to any Resort Property Lots and the Designated Real Property, the amount identified as the "Release Price" with respect to such Resort Property Lots and such Designated Real Property set forth on Schedule 1.01(D) to the Disclosure Letter (as such schedule may be updated from time to time by the Collateral Agent to reflect the "Release Price" of each parcel of real property constituting the Combined Property that has been developed into, and will be sold as, Resort Property Lots based on the most recent Qualified Appraisal of such real property and as notified in writing to the Administrative Borrower by the Collateral Agent) and, in the case of any Combined Property located at (a) 13300 Tamiami Trail East, Naples, Florida, (b) 5505 U.S. 31 South Bay Harbor, MI and (c) Monroe St. & 58th Ave, Riverside, California, such Release Price with respect to such Combined Property shall be increased on a dollar for dollar basis by the amount of any Capital Expenditures made after the Effective Date in connection with the construction and development of such Combined Property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means Lenders whose Pro Rata Shares of the Term Loan aggregate at least 50.1%.

"Required PZR Facilities" means the Facilities located at the following locations: 606 Nelson's Parkway, Wakarusa, IN; 91320 Coburg Industrial Way, Eugene, OR; 425 N. 3rd Street, Harrisburg, OR; 30725 Diamond Hill Drive, Harrisburg, OR; and 4505 Monaco Way, Wildwood, FL.

"Required PZR Reports" means a zoning report from The Planning & Zoning Resource Corporation (or other nationally recognized zoning consultant) evidencing each Required PZR Facility's compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density, and height requirements and other building and zoning laws.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Resort Property Lots" means each parcel of real property identified as "Resort Property Lots" on Schedule 1.01(B) to the Disclosure Letter.

"Resort Property Lot Percentage" means the greater of (a) 25% and (b) the amount identified as the "Minimum Repayment Amount" on Schedule 1.01(D) to the Disclosure Letter and set forth opposite the applicable Resort Property Lot on such Schedule 1.01(D), unless, as of any date of determination, either (i) Monaco and its Subsidiaries shall have failed to comply with any of the financial covenants set forth on Schedule 1.01(H) hereto with respect to the twelve (12) consecutive fiscal months for which the last month ends on a date immediately prior to such date of determination for which financial statements have been provided pursuant to Section 7.01(a) or (ii) an Event of Default has occurred and is continuing, in which case, 100%.

"Restricted Payments" has the meaning specified therefor in Section 7.02(h).

"Rolling Stock" means all trucks, trailers, tractors, service vehicles, vans, pick up trucks, forklifts, wheel loaders and other registered mobile equipment and vehicles, wherever located; excluding any of the foregoing that constitutes Inventory.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 2.07.

"Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit A, securing the Obligations and delivered to the Collateral Agent.

"SNDA" means a Subordination, Non-Disturbance and Attornment Agreement, in form and substance satisfactory to the Collateral Agent, between a tenant under a Lease and the Collateral Agent, and acknowledged by the applicable Loan Party which is the landlord under such Lease.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Specified Tax Refund" has the meaning set forth in Section 2.05(e)(i).

"Specified M&E and RE Amount" means the sum of (A) forty-five percent (45%) of the then current aggregate Specified Value of the Eligible Real Property determined by the Collateral Agent by reference to the most recent Qualified Appraisal of such Eligible Real Property, less the amount of any environmental reserve established by the Collateral Agent in connection with any Remedial Actions that the Collateral Agent reasonably determines to be necessary or advisable from time to time, plus (B) eighty percent (80%) of the then current aggregate Specified Value of the Eligible Appraised Equipment determined by the Collateral Agent by reference to the most recent Qualified Appraisal of such Eligible Appraised Equipment.

"Specified Value" means:

(a)           on the Effective Date, with respect to any Eligible Real Property set forth on Schedule 1.01(B) to the Disclosure Letter, the amount set forth in the Qualified Appraisal delivered to the Collateral Agent on or prior to the Effective Date;

(b)           with respect to any Eligible Real Property set forth on Schedule 1.01(B) to the Disclosure Letter thereafter, the fair market value (net of expenses of sale) of such Eligible Real Property assuming a marketing period of one year or less as determined from time to time by the Collateral Agent by reference to the most recent Qualified Appraisal performed at the direction of the Collateral Agent; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Collateral Agent shall (i) provide 3 days' prior notice of the Qualified Appraisal to the Administrative Borrower and (ii) not revalue the "Specified Value" of any such Eligible Real Property more than once in any twelve calendar month period;

(c)           on the Effective Date, with respect to any Eligible Appraised Equipment set forth on Schedule 1.01(C) to the Disclosure Letter, the amount set forth in the Qualified Appraisal delivered to the Collateral Agent on or prior to the Effective Date; and

(d)           with respect to any Eligible Appraised Equipment thereafter, the forced liquidation value (net of liquidation expenses) of such Eligible Appraised Equipment as determined from time to time by the Collateral Agent by reference to the most recent Qualified Appraisal performed at the direction of the Collateral Agent; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Collateral Agent shall (i) provide 3 days' prior notice of the Qualified Appraisal to the Administrative Borrower and (ii) not revalue the "Specified Value" of any such Eligible Appraised Equipment more than once in any twelve calendar month period.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to the Collateral Agent which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

"Taxes" has the meaning specified therefor in Section 2.08(a).

"Term Loan" means, collectively, the loans made by the Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a).

"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan Priority Collateral" has the meaning specified for the term "Term Priority Collateral" in the Intercreditor Agreement.

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of Chicago Title Company or another title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

"Total Commitment" means the sum of the amounts of the Term Loan Commitments, which amount shall equal $39,300,000 on the Effective Date.

"Transaction Documents" means the Loan Documents and the Working Capital Loan Documents.

"Transferee" has the meaning specified therefor in Section 2.08(a).

"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

"Uniform Commercial Code" has the meaning specified therefor in Section 1.03.

"USA PATRIOT Act" has the meaning specified therefor in Section 12.23.

"WARN" has the meaning specified therefor in Section 6.01(z).

"Warrants" has the meaning assigned to such term in Section 13.01.

"Warrantholder Rights Agreement" means an agreement, dated as of the date hereof, by and among the Monaco, certain shareholders of Monaco and Holdco, in form and substance satisfactory to Holdco, as amended, restated or otherwise modified.

"Warrant Stock" has the meaning assigned to such term in the Warrants.

"Working Capital Agent" means Bank of America, N.A., as administrative agent for the Working Capital Lenders under the Working Capital Credit Agreement (and any successor agent).

"Working Capital Borrowing Base" means the "Borrowing Base" as defined in the Working Capital Credit Agreement, as in effect on the Effective Date.

"Working Capital Credit Agreement" means the Credit Agreement, dated as of the date hereof, among the Loan Parties, the Working Capital Lenders, and the Working Capital Agent, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms of the Intercreditor Agreement or clause (f) of the definition of Permitted Indebtedness contained in this Agreement.

"Working Capital Indebtedness" means the Indebtedness of the Loan Parties owing to the Working Capital Agent and the Working Capital Lenders under the Working Capital Credit Agreement.

"Working Capital Lenders" means the lenders from time to time party to the Working Capital Credit Agreement.

"Working Capital Letters of Credit" means the letters of credit issued under the Working Capital Credit Agreement.

"Working Capital Loan Documents" means collectively, (i) the Working Capital Credit Agreement, and (ii) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

"Working Capital Loans" means the revolving loans made by the Working Capital Lenders under the Working Capital Credit Agreement.

"Working Capital Priority Collateral" has the meaning specified for the term "ABL Priority Collateral" in the Intercreditor Agreement.

"Working Capital Revolving Loan Commitment" means the "Revolving Loan Commitment" as defined in the Working Capital Credit Agreement, as in effect on the date hereof.

"Working Investment" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets (including Inventory but excluding cash) of such Person and its Subsidiaries as at such date of determination, minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt and all accrued interest and taxes); provided that the effect of the receipt by any Loan Party of the Specified Tax Refund shall be excluded for all purposes of this definition.

Section 1.02 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.04 Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make its Pro Rata Share of the Term Loan to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan Commitment.

(b) Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the lower of (i) the Total Commitment and (ii) the Specified M&E and RE Amount.  Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Term Loan.  (a)  The Administrative Borrower shall give the Administrative Agent prior notice (in substantially the form of Exhibit B hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is 3 Business Days prior to the date of the proposed borrowing of the Term Loan (or such shorter period as the Administrative Agent is willing to accommodate).  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the Term Loan, (ii)  whether the Term Loan is to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iii) the proposed borrowing date, which must be a Business Day.  The Administrative Agent and the Lenders may act without liability upon the basis of written notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent).  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request the Term Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) The Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.

(c) Except as otherwise provided in this subsection 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03 Repayment of Term Loan; Evidence of Debt.  (a)  The outstanding principal of the Term Loan shall be repayable in forty-two (42) consecutive monthly installments, on the first day of each month (or if such date is not a Business Day, on the next succeeding Business Day) commencing on December 1, 2008 and ending on the Final Maturity Date, consisting of forty-one (41) installments, in the amount equal to $400,000, followed by a final installment in an amount necessary to repay in full the unpaid principal amount of the Term Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loan made by it be evidenced by a promissory note.  In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower.  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.  (a)  Subject to the terms of this Agreement, at the option of the Administrative Borrower, all or any portion of the Term Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan.  Each portion of the Term Loan that is:

(i) a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the sum of (A) Reference Rate then in effect for that portion of the Term Loan plus (B) the Applicable Margin plus (C) the Applicable PIK Margin; provided that, in the absence of a continuing Event of Default, that portion of such interest equal to the Applicable PIK Margin shall, in the absence of an election by the Administrative Borrower to pay such interest in cash, be paid-in-kind by being added to the outstanding principal amount of the Term Loan, provided, further, that, the Administrative Borrower may, on or prior to the date that is 5 Business Days prior to the due date thereof, elect to pay in cash all or any portion of the interest that may be paid-in-kind pursuant to this proviso.

(ii) Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the sum of (A) the LIBOR Rate for the Interest Period then in effect for that portion of the Term Loan plus (B) the Applicable Margin plus (C) the Applicable PIK Margin; provided that, in the absence of a continuing Event of Default, that portion of such interest equal to the Applicable PIK Margin shall, in the absence of an election by the Administrative Borrower to pay such interest in cash, be paid-in-kind by being added to the outstanding principal amount of the Term Loan, provided, further, that, the Administrative Borrower may, on or prior to the date that is five (5) Business Days prior to the due date thereof, elect to pay in cash all or any portion of the interest that may be paid-in-kind pursuant to this proviso.

(b) Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Term Loan, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c) Interest Payment.  Interest on the Term Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.  Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(d) General.  All interest shall be computed on the basis of a year of 360 days and the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Termination of Total Commitment; Prepayment of Term Loan.

(a) Termination of Total Commitment.  The Total Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(b) Optional Prepayment.

(i) Term Loan.  The Borrowers may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part.  Each prepayment made pursuant to this clause (b)(i) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid, together with the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(ii) Prepayment In Full.  The Borrowers may, upon at least 60 days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement.  If the Administrative Borrower has sent a notice of termination pursuant to this clause (ii), the Borrowers shall be obligated to repay the Obligations, in full and in cash, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement, on the date set forth as the date of termination of this Agreement in such notice.

(iii) General.  In the event of the termination of this Agreement or a prepayment or repayment of the Obligations at any time prior to the Final Maturity Date, for any reason, including in connection with (A) any optional prepayment of the principal of the Term Loan, whether in whole or in part, in accordance with this Section 2.05(b), (B) any mandatory prepayment of the principal of the Term Loan in accordance with the provisions of Section 2.05(c) (other than in connection with any mandatory prepayment pursuant to Section 2.05(c)(i), Section 2.05(c)(ii), Section 2.05(c)(iii), Section 2.05(c)(iv) or Section 2.05(c)(vi)), (C) the acceleration of the Obligations after the occurrence and during the continuance of an Event of Default, (D) the foreclosure and sale of or collection of the Collateral, (E) the sale of the Collateral in any Insolvency Proceeding, (F) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, or (G) to the extent not otherwise provided above, any other prepayment in full of the Obligations at any time prior to the Final Maturity Date, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, Borrowers shall pay to Agent, in cash, the Applicable Prepayment Premium, if any, measured as of the date of such termination or prepayment.

(c) Mandatory Prepayment.

(i) Within 10 days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 26, 2009 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to 75% of the Excess Cash Flow of Monaco and its Subsidiaries for such Fiscal Year.

(ii) Immediately upon any Disposition (other than any Disposition of any Resort Property Lots or Designated Real Property) by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii), the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $50,000 in any Fiscal Year.  Nothing contained in this subsection (ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii) and Section 7.02(c)(iii).

(iii) Immediately upon any Disposition of any Resort Property Lots or any Disposition of any real property that has been developed into lots and constitutes a Combined Property that is being disposed of as Resort Property Lots, in each case, by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(iii), the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with clause (d) below in an amount equal to the Resort Property Lot Percentage of the Net Cash Proceeds received by such Person in connection with such Disposition.   Any remaining Net Cash Proceeds relating to any such Disposition which are not reinvested in accordance with Section 7.01(r) shall be applied upon the expiration of the applicable Reinvestment Period in accordance with clause (d) below.  Nothing contained in this subsection (iii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii) and Section 7.02(c)(iii).

(iv) Immediately upon any Disposition of any Designated Real Property or any Disposition of real property constituting a Combined Property that is being disposed of as Designated Real Property by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(iii), the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition.  Nothing contained in this subsection (iv) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii) and Section 7.02(c)(iii).

(v) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance, the Borrowers shall prepay the outstanding amount of the Term Loan in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this subsection (v) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vi) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal amount of the Term Loan in accordance with clause (d) below an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(vii) Within 30 days of the receipt by the Administrative Borrower of a Notice of Revaluation, the Borrowers shall prepay the Term Loan when the aggregate outstanding principal amount of the Term Loan exceeds the Specified M&E and RE Amount, to the full extent of any such excess.

(viii) The Borrowers will immediately prepay all Obligations in the event that the Working Capital Credit Agreement entered into on the Effective Date is terminated for any reason and both (A) the Working Capital Credit Agreement is not replaced with another working capital credit agreement, the terms and conditions of which are no less favorable to the Borrowers and the Lenders than the Working Capital Credit Agreement entered into on the Effective Date and (B) the lender or lenders party to such new working capital credit facility are not reasonably acceptable to the Collateral Agent.

(ix) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds (other than proceeds of business interruption insurance) or condemnation awards that are required to be used to prepay the Term Loan pursuant to Section 2.05(c)(ii) or Section 2.05(c)(vi), as the case may be, up to (x) in the case of real property, $1,000,000 in the aggregate in any Fiscal Year and (y) in the case of any assets other than real property, $100,000 in the aggregate in any Fiscal Year, of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to purchase, replace, repair or restore equipment or long term assets used in such Person's business, provided , that

 (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (B) the Administrative Borrower delivers a certificate to the Agents within 30 days after such Disposition, loss, destruction or taking, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to purchase, replace, repair or restore equipment or long term assets used in such Person's business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts (which certificate shall set forth good faith reasonable estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (C) such Net Cash Proceeds or Extraordinary Receipts are deposited in the Cash Collateral Account and released by the Collateral Agent to pay for expenditures that are incurred in accordance with and up to the estimated amounts specified in the relevant certificate furnished to the Agents pursuant to clause (B) above as and when due and payable or otherwise in a manner and in an amount authorized by the Collateral Agent, and (D) upon the earlier of the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or the occurrence of a Default or an Event of Default, such Net Cash Proceeds or Extraordinary Receipts if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(vi) as applicable.

(d) Application of Payments.  Subject to Section 2.05(e), each prepayment required pursuant to Section 2.05(c) above shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.04(b).

(e) Application of Mandatory Prepayments to Working Capital Loans.  Notwithstanding anything to the contrary contained in Section 2.05(c):

(i) in the case of (A) any Disposition of Working Capital Priority Collateral, (B) the receipt of Extraordinary Receipts consisting of tax refunds received in connection with operating losses of Monaco and its Subsidiaries incurred during the Fiscal Year ended January 3, 2009 in an aggregate amount not to exceed $8,000,000 (the "Specified Tax Refund"), or (C) the receipt of Extraordinary Receipts consisting of up to $6,000,000 in the aggregate of proceeds of business interruption insurance for all such events and occurrences received by Monaco or any of its Subsidiaries (the "Specified BI Proceeds"), any mandatory prepayment of the Term Loan required pursuant to Section 2.05(c) with the Proceeds of such Working Capital Priority Collateral, Specified Tax Refund or Specified BI Proceeds shall be reduced, on a dollar-for-dollar basis, by the amount of any corresponding repayment of the Working Capital Loans made under the Working Capital Credit Agreement with the Proceeds of such Working Capital Priority Collateral; provided that (1) in the case of clauses (A) and (B) above, the amount of any such repayment is available to be reborrowed pursuant to the terms of the Working Capital Credit Agreement and (2) in the case of clause (C) above, such Specified BI Proceeds shall only be permitted to be applied to the Working Capital Loans or other financial accommodations under the Working Capital Credit Agreement to the extent that the full amount of such proceeds are available to (a) be borrowed by the Borrowers (whether or not a Default or Event  of Default (as such terms are defined in the Working Capital Credit Agreement) has occurred and is continuing under the Working Capital Loan Documents) for the working capital needs of the Loan Parties or (b) reimburse the Working Capital Agent and the Working Capital Lenders for any revolving loans or other financial accommodations made by them to fund the working capital needs of the Loan Parties after the occurrence of the event giving rise to the payment of the business interruption insurance proceeds; and

(ii) no mandatory prepayment of the Term Loan shall be required pursuant to Section 2.05(c) with proceeds of Working Capital Priority Collateral in the event that the Working Capital Credit Agreement (as in effect on the date hereof and without giving effect to any waiver of the terms thereof) permits the Loan Parties to reinvest the Proceeds of such Working Capital Priority Collateral and such Proceeds are so reinvested in accordance with the applicable reinvestment provisions contained in the Working Capital Credit Agreement (as in effect on the date hereof and without giving effect to any waiver of the terms thereof).

(f) Interest and Fees.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.11, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(g) Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.  As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

Section 2.07 Securitization.  The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a "Securitization") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies").  The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans and (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization.

Section 2.08 Taxes.  (a)  Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on or measured by the net income, net receipts or capital of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office or in which it is subject to such tax as a result of a present or former connection with such jurisdiction (other than any such connection arising from having executed, delivered, performed its obligations or received payment under, or enforced any Loan Document) or (ii) branch profits taxes imposed by the United States (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes").  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").  Each Loan Party shall deliver to each Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender or Transferee which becomes a party hereto or participation holder pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender or Transferee becomes a party hereto) deliver to the Agents one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party and is not a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office").  In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.  In addition, any Lender or Transferee, if requested by any Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Agent as will enable such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  The Loan Parties shall not be required to indemnify any Lender or Transferee to the extent that any backup withholding taxes result from failure to comply with the preceding sentence.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to indemnify or pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) Any Agent or any Lender (or Transferee) claiming any indemnity payment or Additional Amounts pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent or such Lender (or Transferee) to disclose any information such Agent or such Lender (or Transferee) deems confidential and would not, in the sole determination of such Agent or such Lender (or Transferee), be otherwise disadvantageous to such Agent or such Lender (or Transferee).

(g) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.

Section 2.09 LIBOR Option.  In lieu of having interest charged at the rate based upon the Reference Rate, the Administrative Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(c).  On the last day of each applicable Interest Period, unless the Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  At any time that a Default or an Event of Default has occurred and is continuing, the Administrative Borrower no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  In the event that the Administrative Borrower shall not have given notice to continue any LIBOR Rate Loan into a subsequent Interest Period, such LIBOR Rate Loan shall automatically become a Reference Rate Loan at the expiration of the then current Interest Period.

Section 2.10 Exercise of LIBOR Option.

(a) The Administrative Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the commencement of the proposed Interest Period or (ii) in the case of the conversion of a LIBOR Rate Loan into a Reference Rate Loan, the last day of the then current Interest Period (the "LIBOR Deadline").  Notice of the Administrative Borrower's election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this subsection (a) shall be made by delivery to the Administrative Agent of prior notice substantially in the form of Exhibit C hereto (a "LIBOR Notice") received by the Administrative Agent before the LIBOR Deadline, or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders.  Each LIBOR Notice shall be irrevocable and binding on the Borrowers.  The Administrative Agent and the Lenders may act without liability upon the basis of written notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent).  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to exercise a LIBOR Option on behalf of the Administrative Borrower until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written LIBOR Notice.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than 2 LIBOR Rate Loans in effect at any given time, (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof and (iii) may not convert or continue as a LIBOR Rate Loan for any portion of the Term Loan maturing or required to be repaid in less than one month.

(c) The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.04(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.11.

Section 2.11 Funding Losses.  In connection with each LIBOR Rate Loan, the Loan Parties hereby jointly and severally indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto, (d) any default in payment or prepayment of the principal amount of any LIBOR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (e) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan (such losses, costs, and expenses, collectively, "Funding Losses").  Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error.

Section 2.12 Changes in Law; Impracticability or Illegality.

(a) The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes with respect to Taxes or Other Taxes, which are covered by Section 2.08, or changes of general applicability with respect to taxes excluded from the definition of Taxes pursuant to Section 2.08(a)(i)) or (ii) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give the Administrative Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.11).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.  Effective immediately upon the giving of such notice, the obligation of such Lender to make LIBOR Rate Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Administrative Borrower.  Each determination by the Administrative Agent and/or the Lenders hereunder shall be conclusive and binding absent manifest error.

Section 2.13 No Requirement to Match Fund.  Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees.  The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals (including, without limitation, appraisals of Eligible Real Property and Equipment), valuations, field examinations and/or Phase I ESAs (including, without limitation, Phase I ESAs of Eligible Real Property) of any or all of the Loan Parties or the Collateral at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties.  The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals (including, without limitation, appraisals of Eligible Real Property and Equipment), valuations, field examinations and/or Phase I ESAs (including, without limitation, Phase I ESAs of Eligible Real Property) by or on behalf of the Agents and (ii) the cost of all visits, audits, inspections, appraisals (including, without limitation, appraisals of Eligible Real Property and Equipment), valuations, field examinations and/or Phase I ESAs (including, without limitation, Phase I ESAs of Eligible Real Property) conducted by a third party on behalf of the Agents.

Section 4.02 Payments; Computations and Statements.  (a)  The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account.  All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof.  The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document.  Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing.  Any amount charged to the Loan Account of the Borrowers shall be deemed Obligations hereunder, which shall bear interest at the rate applicable to Reference Rate Loans.  The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments; Defaulting Lender.

(a) The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Administrative Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Share (but only to the extent that such Defaulting Lender's Loan was funded by the other Lenders) or, if so directed by the Borrowers and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loan was not funded by the other Lenders), retain the same.  Subject to the foregoing, the Administrative Agent may hold for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrowers shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loan and pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers at their option, upon written notice from the Administrative Borrower to the Administrative Agent, to permanently replace the Defaulting Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Defaulting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 5 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Defaulting Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07(b).  Any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lenders' or the Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(b) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.04 Apportionment of Payments.  Subject to Section 2.02 hereof:

(a) all payments of principal and interest in respect of the Term Loan, all payments of fees (other than the fees set forth in the Fee Letter and the audit, inspection, appraisal and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Term Loan, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all Proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents (including, without limitation, all principal and interest due and payable in respect of the Collateral Agent Advances) until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Term Loan until paid in full; (iv) fourth, ratably to pay principal of the Term Loan until paid in full, and (v) fifth, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 4.04(b), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return.  (a)  If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Agent or any such Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or any Agent or any Person controlling any such Agent or any such Lender (in each case, whether or not having the force of law) (each a "Change in Law"), shall (i) subject such Agent or such Lender, or any Person controlling such Agent or such Lender to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Agent or such Lender or any

Person controlling such Agent or such Lender of any amounts payable hereunder (except for changes with respect to Taxes or Other Taxes, which are covered by Section 2.08, or changes of general applicability with respect to taxes excluded from the definition of Taxes pursuant to Section 2.08(a)(i)) or (ii), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender or any Person controlling such Agent or such Lender or (iii) impose on such Agent or such Lender or any Person controlling such Agent or such Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender for such increased costs or reductions in amount.

(b) If any Agent or any Lender shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender or any Person controlling such Agent or such Lender, and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Agent's or such Lender's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's or such Lender's such other controlling Person's capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Agent's or such Lender's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Agent's or such Lender's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender from time to time such additional amounts as will compensate such Agent or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's or such Lender's or such other controlling Person's capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender at the Reference Rate.  A certificate of such Agent or such Lender claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Agent or such Lender to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's or such Lender's reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

Section 4.06 Joint and Several Liability of the Borrowers.  (a)  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other

Borrowers to accept joint and several liability for the Obligations.  Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.  Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 4.06 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 4.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the date on or before November 7, 2008 (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents and the Term Loan shall have been made:

(a) Payment of Fees, Etc.  The Borrowers shall have paid on or before the date of this Agreement all fees, costs and expenses then payable pursuant to the Fee Letter and Section 12.04.

(b) Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality.  The making of the Term Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Effective Date:

(i) the Fee Letter, duly executed by the Borrowers;

(ii) the Intercompany Subordination Agreement, duly executed by each Loan Party and its Subsidiaries;

(iii) the Contribution Agreement, duly executed by each Loan Party;

(iv) the Intercreditor Agreement, duly executed by each Loan Party, the Collateral Agent and the Working Capital Agent;

(v) a Mortgage, duly executed by the applicable Loan Party, with respect to each Facility that is owned by such Loan Party;

(vi) an SNDA executed by the tenant under the Lease, the Collateral Agent and Monaco, with respect to the Facility located at 2700 South Nappanee Street, Elkhart, Indiana;

(vii) a Security Agreement, duly executed by each Loan Party, together with the original stock certificates, if any, representing all of the common stock of such Loan Party's subsidiaries and other Equity Interests and all promissory notes of such Loan Parties, accompanied by undated stock powers (if applicable) executed in blank and other proper instruments of transfer and any consents required with respect thereto;

(viii) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage and (B) evidence satisfactory to the Collateral Agent of the filing of such UCC-1 financing statements;

(ix) evidence of the submission for recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(x) a Title Insurance Policy with respect to each Mortgage delivered pursuant to clause (v) above, dated as of the Effective Date;

(xi) an ALTA survey of each owned Facility, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect to such Facility (or confirmation satisfactory to the Collateral Agent that the Title Insurance Policy with respect to such Facility does not contain a survey exception);

(xii) Qualified Appraisals of the Eligible Real Property and the Equipment, the results of such appraisals to be reasonably acceptable to the Agents and the Lenders;

(xiii) (A) the Required PZR Reports; and (B) with respect to each owned Facility that is not a Required PZR Facility, a copy of each letter issued by the applicable Governmental Authority, evidencing such owned Facility's compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density, and height requirements and other building and zoning laws or a zoning endorsement for each Title Insurance Policy;

(xiv) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (viii) above, together with copies of such financing statements, none of which, except as otherwise permitted by this Agreement, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise permitted by this Agreement, shall not show any such Liens;

(xv) the Flow of Funds Agreement, duly executed by each Loan Party, the Agents, the Working Capital Agent, the Working Capital Lenders and any other Person party thereto, that sets forth the payments to be made by the Loan Parties on the Effective Date, in form and substance satisfactory to the Lenders;

(xvi) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings or guaranty hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, including, without limitation, in the case of Monaco, the Warrants;

(xvii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xviii) a certificate of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and, where available, the payment of franchise taxes by, such Loan Party in such jurisdictions, together with confirmation by telephone or telegram (where available) on the Effective Date from such official(s) as to such matters;

(xix) a true and complete copy of the charter, certificate of incorporation, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xx) a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xxi) an opinion of (A) Wilson Sonsini Goodrich & Rosati, counsel to the Loan Parties, in form and substance satisfactory to the Agents and their legal counsels and as to such matters as the Collateral Agent may reasonably request, including, without limitation, the Warrants and (B) special local counsel to the Loan Parties in each jurisdiction in which an owned Facility is located or a Loan Party is organized, as to matters as the Agents may reasonably request;

(xxii)  a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

(xxiii)  a copy of (A) the Financial Statements and (B) the Projections described in Section 6.01(g)(i) and (ii) hereof, certified as of the Effective Date as complying with the representations and warranties set forth in Section 6.01(g)(i) and (ii) by an Authorized Officer of the Administrative Borrower;

(xxiv) a certificate of the chief financial officer or treasurer of each Loan Party, certifying as to the solvency of such Loan Party, which certificate shall be satisfactory in form and substance to the Collateral Agent;

(xxv) a certificate of the chief financial officer or treasurer of the Administrative Borrower certifying that all tax returns required to be filed by the Loan Parties have been filed and all taxes upon the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) which have become due and payable on or prior to the Effective Date have been paid;

(xxvi) evidence of the insurance coverage (including with respect to property and casualty) required by Section 7.01(h) and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xxvii) a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide the Notice of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents;

(xxviii) to the extent obtained by the Working Capital Lenders, a Collateral Access Agreement from each lessor, warehouseman, processor, packer, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral;

(xxix) copies of the Working Capital Loan Documents requested by the Agents and any other Material Contracts listed on Schedule 6.01(x) to the Disclosure Letter, in each case, as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxx)  evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) termination and release agreements with respect to the Existing Credit Facility and all related documents, obligations and security interests granted with respect thereto, duly executed by the Loan Parties and the Existing Lenders, (B) a termination of security interest in intellectual property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (C) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral;

(xxxi)   a satisfactory Phase I ESA or other environmental documentation (and, if requested by the Collateral Agent based upon the recommendations of such Phase I ESA, a Phase II Environmental Site Assessment) of each Facility constituting an Eligible Real Property, in form and substance and by an independent firm satisfactory to the Collateral Agent;

(xxxii)   all documents or instruments duly executed by the applicable Loan Party, in form and substance satisfactory to the Collateral Agent, that are necessary to enable the Collateral Agent to perfect its security interest in the Rolling Stock described in Schedule 5.01(d) to the Disclosure Letter with a book value in excess of $10,000, which Schedule shall include for each such piece of Rolling Stock, information with respect to the manufacturer, the year made, the model, vehicle identification number, the state in which it is licensed, the license number, the owner, state in which it is titled and the Certificate of Title or ownership identification number;

(xxxiii) the Registration Rights Agreement, duly executed by Monaco;

(xxxiv)   the Warrantholders Rights Agreement, duly executed by each Person thereto;

(xxxv)   the Warrants required to be delivered on or prior to the Effective Date pursuant to Section 13.01, duly executed by Monaco;

(xxxvi)    such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e) Material Adverse Effect.  The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since June 27, 2008 which could reasonably be expected to have a Material Adverse Effect.

(f) Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, the due execution, delivery and performance by any Loan Party of any Transaction Document to which it is or will be a party or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.

(g) Proceedings; Receipt of Documents.  All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(h) Availability.  After giving effect to the Term Loan and the Working Capital Loans to be made on the Effective Date, the repayment of the Existing Credit Facility, the Availability Reserve and the payment of all fees (including the fees payable pursuant to the Fee Letter and Section 12.04 of the Financing Agreement), costs and expenses in connection with the Financing Agreement, (i) Availability as of October 24, 2008 shall not be less than $30,000,000 and (ii) all accounts payable shall be at a level and in a condition satisfactory to the Collateral Agent in its sole discretion.  The Administrative Borrower shall deliver to the Collateral Agent, the borrowing base certificate, dated as of October 24, 2008, of the chief financial officer of the Administrative Borrower containing the calculation of Availability as of October 24, 2008.

(i) Management Reference Check.  The Collateral Agent shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of each Loan Party.

(j) Liens; Priority.  The Agents and the Lenders shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, (A) a perfected, first priority Lien on and security interest in all of the Term Loan Priority Collateral, and (B) a perfected, second priority Lien on and security interest in all of the Working Capital Priority Collateral.

(k) Litigation.  There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority which relates to the Term Loan, the Loan Parties, the Collateral, this Agreement or any other Loan Document or which, in the opinion of the Lenders, has any reasonable likelihood of having a Material Adverse Effect.

(l) Due Diligence.  The Agents shall have completed their business, legal, financial and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion, including without limitation, (i) a review of the Loan Parties' books and records, (ii) a review of the cash management systems of the Loan Parties, (iii) a review of the corporate and capital structure of the Loan Parties, (iv) an analysis of the Loan Parties' audited financial statements for the Fiscal Year ended December 29, 2007, which, among other matters, shall reflect revenue of the Loan Parties of at least $1,272,100,000 and operating income of the Loan Parties of at least $23,400,000, (v) an analysis of the Loan Parties' unaudited financial statements for the immediately preceding twelve month period ended June 28, 2008, which, among other matters, shall reflect revenues of the Loan Parties of at least $1,068,800,000 and an operating loss of the Loan Parties of not greater than $(16,850,000), (vi) an analysis and review of the Loan Parties' Projections for the twelve month period ending January 3, 2009, (vii) a review of the Loan Parties Projections for the Fiscal Years ending January 2, 2010 and January 1, 2011, (viii) a copy of the most recent Field Survey and Audit, dated not earlier than 30 days prior to the Effective Date, (ix) a review of historical and projected operating metrics as reasonably requested by the Agents, (x) a review of the industry by a reputable sector consultant acceptable to the Agents, and (xi) a review of all accounting, tax, ERISA, litigation, regulatory and other matters relating to the Loan Parties and their respective Subsidiaries, assets, liabilities and businesses, in each case, with results satisfactory to the Agents.

(m) Specified M&E and RE Amount.  Agents shall be satisfied that the Specified M&E and RE Amount exceeds the aggregate principal amount of the Term Loan.

Section 5.02 Conditions Subsequent to Effectiveness.  The obligation of the Agents or any Lender to maintain the Term Loan after the Effective Date is subject to the fulfillment, on or before the date applicable thereto, of each condition subsequent set forth below (it being understood that (i) the failure by the Borrowers to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.02):

(a) As soon as possible, but in any event, within 30 days of the Effective Date, the Collateral Agent shall have received, each in form and substance satisfactory to the Collateral Agent, such Cash Management Agreements, depository account, blocked account, lockbox account and similar agreements and other documents, each with respect to the Loan Parties' cash management system; provided, that during such 30 day period, all payments on Accounts arising from the sale of Inventory received by any Loan Party are held in trust for the Agents and the Working Capital Agent and promptly, but in any event, no later than the next Business Day, paid to the Working Capital Agent;

(b) With respect to each Eligible Real Property (upon which Material Improvements are located) in an area identified by the Federal Emergency Management Agency ("FEMA") as having special flood hazards (including, without limitation, those areas designated as "zone A" or "zone V"), as soon as possible, but in any event, within 60 days of the Effective Date, the Collateral Agent shall have received, evidence that the Loan Parties have obtained insurance with respect to the replacement or rebuilding cost of the relevant Material Improvements and contents located at any such Eligible Real Property in an amount and upon terms reasonably satisfactory to the Collateral Agent in its sole discretion;

(c) As soon as possible, but in any event, within 30 days of the Effective Date, the Collateral Agent shall have received, a revised ALTA survey of the Wildwood, Florida property, containing a certification in form and substance reasonably satisfactory to the Collateral Agent; and

(d) As soon as possible, but in any event, within 30 days of the Effective Date, the Collateral Agent shall have received Projections prepared on a month by month basis for the Fiscal Year ending 2010.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Transaction Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties and Collateral owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b) Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law or any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Transaction Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required in connection with the due execution, delivery and performance by any Loan Party of any Transaction Document to which it is or will be a party, except any that have been obtained and remain in full force and effect.

(d) Enforceability of Transaction Documents.  This Agreement is, and each other Transaction Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e) Capitalization; Subsidiaries.

(i) On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of Monaco are as set forth on Schedule 6.01(e) to the Disclosure Letter.  All of the issued and outstanding shares of Equity Interests of Monaco have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  As of the Effective Date, a sufficient number of shares of Common Stock of Monaco have been reserved for issuance in connection with the exercise of the Warrants and 3,739,548 shares of common stock of the Monaco have been reserved for issuance under the terms of the Monaco Coach Corporation 1993 Stock Option Plan, as amended and restated through May 17, 2006 (the "1993 Plan") and the Monaco Coach Corporation 2007 Employee Stock Purchase Plan (the "2007 Plan"), copies of which plan have been delivered to the Agents in the form and on the terms in effect on the Effective Date.  Except as described on Schedule 6.01(e) to the Disclosure Letter, as of the Effective Date and other than the Warrants, (i) the 1993 Plan and the 2007 Plan are the only plans or arrangements in existence relating to the issuance of shares of Equity Interests of Monaco and (ii) there are no outstanding debt or equity securities of Monaco or any of its Subsidiaries and no outstanding obligations of Monaco or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from Monaco, or other obligations of Monaco to issue, directly or indirectly, any shares of Equity Interests of Monaco.

(ii) Schedule 6.01(e) to the Disclosure Letter is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Equity Interests of such Subsidiaries of Monaco in existence as of the Effective Date.  All of the issued and outstanding shares of Equity Interests of such Subsidiaries have been validly issued and are fully paid and nonassessable, the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule, all such Equity Interests is owned by Monaco or one or more of its wholly-owned Subsidiaries, free and clear of all Liens (other than the Liens created pursuant to the Transaction Documents).  There are no outstanding debt or equity securities of any Loan Party or any of its Subsidiaries and no outstanding obligations of any Loan Party or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any Loan Party or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Equity Interests of any Subsidiary of any Loan Party.

(f) Litigation; Commercial Tort Claims. (i) There is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of Monaco and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of Monaco and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and, since June 27, 2008 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) Monaco has heretofore furnished to each Agent and each Lender (A) Projections for Monaco and its Subsidiaries prepared on a monthly basis for the Fiscal Year ending January 3, 2009 and (B) Projections for Monaco and its Subsidiaries prepared on a monthly basis for Fiscal Years 2009 through 2010, which Projections shall be updated from time to time pursuant to Section 7.01(a)(vi).  Such Projections, as so updated, shall be believed by Monaco as of the later of (i) the Effective Date or (ii) at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Monaco, and shall have been based on assumptions believed by Monaco to be reasonable at the time made and upon the best information then reasonably available to Monaco, and Monaco is not aware of any facts or information that would lead it to believe that such Projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc.  No Loan Party is in violation of (i) any of its Governing Documents, (ii) any material domestic or foreign Requirement of Law, including, without limitation, any statute, legislation or treaty, any guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of any Governmental Authority, in each case, applicable to it or any of its property or assets, or (iii) any material term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(i) ERISA.  No Loan Party nor any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any Multiemployer Plan or any Employee Plan and has not at any time prior to the date hereof established, sponsored or maintained, been a party to and has not at any time prior to the date hereof contributed or been obligated to contribute to or maintain any Multiemployer Plan or any defined plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

(j) Taxes, Etc.  All Federal, material state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges in an aggregate amount in excess of $100,000 imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business.  No Loan Party is engaged in any business other than the supply and manufacture of recreational vehicles, cargo trailers and horse trailers, and the development, sale and rental of the motorcoach resort facilities.

(m) Adverse Agreements, Etc.  No Loan Party is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where the failure to have or to be in compliance could not reasonably be expected to result in a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, which, in each case, (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(o) Properties.   (i)  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 6.01(o) to the Disclosure Letter sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein.  As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to the Disclosure Letter to which it is a party.  True, complete and correct copies of each such Lease have been delivered to the Agents prior to the Effective Date.  Schedule 6.01(o) to the Disclosure Letter sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  As of the Effective Date, each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Transaction Documents to which it is a party, except as set forth on Schedule 6.01(o) to the Disclosure Letter.  Except as set forth on Schedule 6.01(o) to the Disclosure Letter, to any Borrowers' knowledge, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.  Each Loan Party hereby represents, without qualification, that no Material Improvements are located in an area identified by FEMA as having special flood hazards.

(iii) All Rolling Stock of the Loan Parties which, under applicable law (including, without limitation, any Motor Vehicle Law), is required to be registered is properly registered in the name of a Loan Party.  All Rolling Stock of the Loan Parties, the ownership of which, under applicable law (including, without limitation, any Motor Vehicle Law), is evidenced by a Certificate of Title or ownership, which Certificate of Title or ownership (A) is (or will be, as appropriate) properly titled in the name of a Loan Party, and to the extent the book value of any such Rolling Stock is $10,000 or more, the Collateral Agent's lien is noted thereon, and (B) is being held by a Loan Party at such Person's locations specified on Schedule 5.01(d) to the Disclosure Letter.  The Rolling Stock listed on Schedule 5.01(d) to the Disclosure Letter constitute all of the Rolling Stock owned by the Loan Parties on the Effective Date and the Rolling Stock not subject to a Certificate of Title or ownership under applicable law (including, without limitation, any Motor Vehicle Law) is noted therein.

(p) Full Disclosure.  Each Loan Party has disclosed to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents and/or the Lenders in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared on a reasonable basis and in good faith by the Loan Parties, and shall have been based upon assumptions believed by the Loan Parties to be reasonable at the time prepared and upon the best information then reasonably available to the Loan Parties, and each Loan Party shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.  There is no contingent liability or fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule to the Disclosure Letter.

(q) Operating Lease Obligations.  On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q) to the Disclosure Letter.

(r) Environmental Matters.  (i) Except as set forth on Schedule 6.01(r)(i) and (v) to the Disclosure Letter, the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental

Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) except as set forth on Schedule 6.01(r)(i) and (v) to the Disclosure Letter, no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site in violation of Environmental Laws for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with would not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as would not reasonably be expected to have a Material Adverse Effect.  The representations and warranties in this Section 6.01(r) constitute the sole representations and warranties of the Loan Parties relating to environmental, health and safety matters.

(s) Insurance.  Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks (including with respect to, casualty, flood, property, general liability and fire), as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 6.01(s) to the Disclosure Letter sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds.  The proceeds of the Loans shall be used to (a) on the Effective Date, (i) refinance a portion of the existing indebtedness of the Loan Parties, and (ii) pay fees and expenses in connection with the transactions contemplated hereby and (b) thereafter, fund the general corporate purposes and working capital requirements of the Loan Parties (including Capital Expenditures).

(u) Solvency.  After giving effect to the transactions contemplated by the Transaction Documents and before and after giving effect to the Term Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(v) Location of Bank Accounts.  Schedule 6.01(v) to the Disclosure Letter sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property.  Except as set forth on Schedule 6.01(w) to the Disclosure Letter, each Loan Party owns or licenses or otherwise has the right to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, copyright applications, trade secrets, inventions, technology, original works of authorship and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There are no restrictions or other limitations on the ability of any Loan Party to assign its rights with respect to any material intellectual property owned, licensed or otherwise used by it in accordance with the terms of the Loan Documents which is effective under applicable laws.  One of the Loan Parties is the owner of record with respect to each item of Registered intellectual property listed on Schedule 6.01(w) to the Disclosure Letter.  Set forth on Schedule 6.01(w) to the Disclosure Letter is a complete and accurate list as of the Effective Date of all Registered material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, copyright applications, trade secrets, inventions, technology, original works of authorship and other intellectual property rights of each Loan Party and all material intellectual property licenses and agreements of each Loan Party.  No trademark, service mark, slogan or other advertising device, product, process, method, invention, technology, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(x) Material Contracts.  Set forth on Schedule 6.01(x) to the Disclosure Letter is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(y) Investment Company Act.  None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(z) Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(aa) Customers and Suppliers.  Other than as a result of any change in conditions in the United States, foreign or global economy or capital or financial markets generally to the extent that such change does not materially disproportionately affect the Loan Parties as compared to similarly situated companies in the industry in which the Loan Parties conduct business, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and, to any Loan Party's knowledge, there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any termination, cancellation, limitation, modification or change.

(bb) No Bankruptcy Filing.  No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc) Interrelated Business.  The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others.  From time to time each Loan Party may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including inter alia, the payment by such Loan Party of creditors of the other Loan Parties and guarantees by such Loan Party of indebtedness of the other Loan Parties and provides administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties).  The Loan Parties have the same centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Schedule 6.01 (dd) to the Disclosure Letter sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) Locations of Collateral.  There is no location at which any Loan Party has any Collateral (except for Inventory in transit and Rolling Stock in transit) other than (i) those locations listed on Schedule 6.01(ee) to the Disclosure Letter and (ii) any other locations approved in writing by the Collateral Agent from time to time.  Schedule 6.01(ee) to the Disclosure Letter contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored in addition to the Facilities.  None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

(ff) Security Interests.  Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 5.01(d)(viii), the recording of the Mortgages in the applicable recording offices with respect to any real property, the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the submission of an appropriate application requesting that the Lien of the Agent be noted on the Certificate of Title or ownership for any Rolling Stock with a book value in excess of $10,000, completed and authenticated by the applicable Loan Party, together with the Certificate of Title or ownership, with respect to such Rolling Stock, to the applicable state agency, such security interests in and Liens on the Collateral granted thereby shall be perfected, (i) in the case of any Liens granted with respect to assets and property constituting Term Loan Priority Collateral, first priority security interests and (ii) in the case of any Liens granted with respect to any assets and property constituting Working Capital Priority Collateral, second priority security interests (subject only to the Liens granted pursuant to the Working Capital Loan Documents), and, in each case, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (A) the filing of continuation statements in accordance with applicable law, (B) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (C) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(gg) Working Capital Loan Documents.  No event of default exists, or has occurred and is continuing under and as defined in the Working Capital Loan Documents.  The Agents and the Lenders have received true, correct and complete copies of all of the Working Capital Loan Documents.

(hh) Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached to the Disclosure Letter, is correct and accurate and does not omit to state any information material thereto.

(ii) Anti-Terrorism Laws.

(i) None of the Loan Parties nor or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) None of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Person that is prohibited pursuant to the OFAC Sanctions Programs, or any Person who is affiliated or associated with such Person.

(iii) None of the Loan Parties, nor any Affiliates of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Person that is prohibited pursuant to the OFAC Sanctions Programs, or any Person who is affiliated or associated with such  Person.

(iv) None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person that is prohibited pursuant to the OFAC Sanctions Programs, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(jj) Certain Fees.  No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

(kk) Approved Dealer Financing Agreements.  On the Effective Date, none of the Loan Parties is a party to any Approved Dealer Financing Agreements other than the Approved Dealer Financing Agreements set forth on Schedule 6.01(kk) to the Disclosure Letter.

(ll) Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date.  No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements.  Furnish, and cause to be furnished, to each Agent and each Lender:

(i) as soon as available, and in any event within 45 days after the end of each fiscal quarter of Monaco and its Subsidiaries commencing with the first fiscal quarter of Monaco and its Subsidiaries ending after the Effective Date, a detailed internal financial report of Monaco and its Subsidiaries prepared by Monaco in substantially the form set forth in Schedule 1.01(G) to the Disclosure Letter, together with consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of Monaco and its Subsidiaries as at the end of such fiscal quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding date or period set forth in (x) the financial statements for the immediately preceding Fiscal Year and (y) the Projections delivered pursuant to clause (vi) of this Section 7.01(a), all in reasonable detail and certified by an Authorized Officer of the Administrative Borrower as fairly presenting, in all material respects, the financial position of Monaco and its Subsidiaries as of the end of such fiscal quarter and the results of operations and cash flows of Monaco and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Monaco and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year end adjustments;

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of Monaco and its Subsidiaries, a detailed internal financial report of Monaco and its Subsidiaries prepared by Monaco in substantially the form set forth in Schedule 1.01(G) to the Disclosure Letter, together with consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of Monaco and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Administrative Borrower and satisfactory to the Agents (which opinion shall be without (A) a "going concern" or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, nothing came to their attention that caused them to believe that the Loan Parties failed to comply with the covenants set forth in Section 7.03 insofar as such covenants relate to accounting matters and (2) if such accountants shall have obtained any knowledge of any such non-compliance, describing the nature thereof;

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Monaco and its Subsidiaries commencing with the first fiscal month of the Monaco and its Subsidiaries ending after the Effective Date, a detailed internal financial report of Monaco and its Subsidiaries prepared by Monaco in substantially the form set forth in Schedule 1.01(G) to the Disclosure Letter, together with internally prepared consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of Monaco and its Subsidiaries as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Administrative Borrower as fairly presenting, in all material respects, the financial position of Monaco and its Subsidiaries as of the end of such fiscal month and the results of operations, retained earnings and cash flows of Monaco and its Subsidiaries for such fiscal month in accordance with GAAP applied in a manner consistent with that of the most recent applicable audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iv) simultaneously with the delivery of the financial statements of Monaco and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), (A) a certificate of an Authorized Officer of the Administrative Borrower (1) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Monaco and its Subsidiaries during the period covered by such financial statements with a view to determining whether Monaco and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Monaco and its Subsidiaries propose to take or have taken with respect thereto, (2) in the case of the financial statements required by clauses (i), (ii) and (iii) of this Section 7.01(a), attaching a schedule showing the calculation of the financial covenants specified in Section 7.03, and (3) in the case of the delivery of the financial statements of Monaco and its Subsidiaries required by clause (i) of this Section 7.01(a), stating that each Loan Party has paid all real estate taxes imposed upon any real property owned by it that have become due and payable and attaching evidence of the same or to the extent that such taxes are being contested in good faith by appropriate proceedings to the extent permitted by Section 7.01(q), evidence of the reserves that have been established in accordance with GAAP for such taxes by such Loan Party, and (B) in the case of the delivery of the financial statements required by clause (i) above, a Narrative Report;

(v) as soon as available and in any event within 3 Business Days after the end of each week commencing with the first week ending after the Effective Date, (A) a cash receipt/disbursement statement prepared and updated on a weekly basis for the immediately preceding week, (B) a 13-week cash flow forecast prepared and updated on a weekly basis for the subsequent-13 week period and (C) a status report on the Loan Parties' restructuring activities (including, but not limited to, the transfer of assets from, and closing of the Facilities located at a Designated Real Property to the Facility located in Warsaw, Indiana);

(vi) as soon as available and in any event not later than 30 days prior to the end of each Fiscal Year, updated Projections supplementing and superseding the Projections referred to in Section 6.01(g)(ii), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the subsequent Fiscal Year, in each case, of the Loan Parties, such updated Projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by such Persons (at the time furnished) to be reasonable at the time made and from the best information then available to such Persons; and contemporaneously with the delivery of such Projections, the Administrative Borrower shall provide a list of the dates of the last day of each fiscal month for each fiscal month in the subsequent Fiscal Year for the purposes of Section 7.03;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(x) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xi) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xii) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, any real property of, or all or substantially all of the assets of, or the material loss of any property (including any casualty or condemnation event) of, any Loan Party;

(xiii) promptly after the sending or filing or receipt thereof, copies of all statements, reports and other information (including, without limitation, information and reports relating to each Field Survey and Audit performed pursuant to the Working Capital Agreement, each borrowing base and compliance certificate of the Loan Parties) any Loan Party sends to or receives from any holders of its Indebtedness (including, without limitation, the Working Capital Agent or the Working Capital Lenders) or its securities or files with or receives from the SEC or any national (domestic or foreign) securities exchange;

(xiv) together with the certificate required to be delivered at the end of each fiscal quarter pursuant to Section 7.01(a)(iv), copies of all evidence of title or ownership of the Rolling Stock of the Loan Parties sold or having purchased during such fiscal quarter and having a net book value in excess of $10,000, evidence of duly executed and completed title or ownership applications with appropriate state agencies to enable such Rolling Stock to be retitled with the Collateral Agent listed as lienholder thereof, an updated Schedule 5.01(d) to the Disclosure Letter, and any other information relating to the Rolling Stock as the Lenders may reasonably request;

(xv) to the extent not otherwise delivered to the Administrative Agent hereunder, deliver to the Administrative Agent and the Lenders (A) a copies of each notice or other written communication outside of the ordinary course of business delivered by it or on its behalf in connection with the Working Capital Loan Documents, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to the Working Capital Agent and/or the Working Capital Lenders, and (B) a copy of each notice or other written communication outside of the ordinary course of business received by the Loan Parties in connection with the Working Capital Loan Documents, such delivery to be made promptly after such notice or other communication is received by the Loan Parties;

(xvi) promptly upon, and in any event within three (3) Business Days of any of the Loan Parties entering into any agreement or transaction which involves aggregate consideration in excess of $1,000,000 (other than purchase orders and supply agreements in the ordinary course of the business of such Person (but including any such agreements providing for take-or-pay or minimum purchase or supply arrangements)), the Loan Parties shall notify the Administrative Agent of the occurrence thereof and, to the extent requested by the Administrative Agent, provide to the Administrative Agent a copy thereof;

(xvii) within five (5) Business Days after the end of each fiscal month, (A) a detailed listing of all Resort Property Lots or other Eligible Real Property sold or otherwise transferred by any Loan Party during such fiscal month, (B) a detailed listing of all pending contracts for sale (or similar agreements) in respect of the sale or transfer of any real property or any such Equipment of any Loan Party entered into during such fiscal month, (C) a schedule setting forth a description of the proceeds received or receivable in connection with any such sale or transfer, or any such pending contract for sale (or similar agreement), (D) a schedule setting forth, in detail satisfactory to the Collateral Agent, the amount and description of any Capital Expenditures made during the immediately prior fiscal month with the proceeds of any Dispositions of any Resort Property Lots, and (E) such other financial information relating to the sale or transfer of any real property or any such Equipment as any Agent or any Lender may reasonably request;

(xviii) (A) together with the certificate required to be delivered at the end of each fiscal quarter pursuant to Section 7.01(a)(iv), a detailed listing of all of its Equipment, including kind, quality, quantity and cost and (B) promptly upon request by the Collateral Agent, evidence of Borrowers' ownership or interests in any Equipment;

(xix) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xx) within two (2) Business Days of each week a detailed report in form and substance satisfactory to the Agents setting forth (i) the outstanding Flooring Lender Obligations as of the last day of the previous week, together with (ii) a detailed report of repurchase demands paid and payments made on account of guarantees and risk pool guarantees during the previous week, to the financial institutions providing floor financing to the Loan Parties’ dealers; and

(xxi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party or any of its Subsidiaries or any Facility as any Agent or Lender may from time to time reasonably request.

(b) Additional Loan Party and Collateral Security.  Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 3 Business Days (or such longer period as the Collateral Agent may agree) after the formation, acquisition or change in status thereof (A) a joinder agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement, together with (x) certificates, if any, evidencing all of the Equity Interests of any Person owned by such Subsidiary, (y) undated stock powers, if applicable, executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) one or more Mortgages creating on the owned real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, and a current ALTA survey thereof and a surveyor's certificate (or confirmation satisfactory to the Collateral Agent that the related Title Insurance Policy does not contain a survey exception), each in form and substance reasonably satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may reasonably require whether comparable to the documents required under Section 7.01(o) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the priority (specified in the Intercreditor Agreement) of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 3 Business Days (or such longer period as Collateral Agent may agree) after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such Equity Interests and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent.

(c) Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all material Requirements of Law (other than Environmental Laws which are covered by clause (j) below) judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc.  Except as permitted under Section 7.02(c) with respect to Subsidiaries, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be qualified or remain in good standing could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent and any Lender at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals (including, without limitation, appraisals of Facilities and Equipment), Phase I ESA (and, if requested by the Collateral Agent based upon the recommendations of any such Phase I ESA, a Phase II ESA) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent and any Lender in accordance with this Section 7.01(f).  The Loan Parties and their respective Subsidiaries will, upon the request of any Agent or the Required Lenders, participate in a meeting of the Agents and the Lenders at least once during each Fiscal Year to be held at the corporate offices of the Administrative Borrower (or at such other location as may be agreed to by the Administrative Borrower and the Agents and the Required Lenders) at such time as may be agreed to by the Administrative Borrower and the Agents.

(g) Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Notwithstanding anything to the contrary contained herein, the Borrowers hereby covenant and agree to promptly commence and to diligently prosecute the restoration of any Eligible Real Property upon the occurrence of any casualty loss affecting such Eligible Real Property, without regard to the availability or adequacy of insurance proceeds and at its sole cost and expense, but in all events in a manner reasonably approved by the Agents.

(h) Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies (with a Best Rating of at least AX, unless otherwise approved by the Collateral Agent) or associations (including, without limitation, (i) comprehensive general liability, hazard, rent, casualty, flood and property insurance, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) business interruption insurance), with respect to its properties (including all real properties leased or owned by it) and business, in such amounts (which (A) in the case of property insurance, shall be in an amount of not less than $250,000,000 with a deductible of not greater than $100,000, (B) in the case of casualty insurance, shall be in an amount of not less than $100,000,000 per occurrence with a deductible/self retention of not greater than $500,000, and (C) in the case of business interruption insurance, shall be in an amount of not less than $122,500,000 per occurrence with a deductible of not greater than 48 hours) and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right (as permitted by the Intercreditor Agreement), in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc.  (i)  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(ii) Cause all Rolling Stock now owned or hereafter acquired by any Loan Party that, under applicable law, is required to be registered, to be properly registered (including, without limitation, the payment of all necessary taxes and receipt of any applicable permits) in the name of such Loan Party and cause all Rolling Stock now owned or hereafter acquired by any Loan Party the ownership of which, under applicable law (including, without limitation, any Motor Vehicle Law), is evidenced by a Certificate of Title or ownership, to be properly titled in the name of such Loan Party, and to the extent that the book value of any such Rolling Stock exceeds $10,000 with the Collateral Agent's Lien noted thereon to the extent permitted by applicable law.

(j) Environmental.  (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) materially comply, and cause each of its Subsidiaries to materially comply, with all material Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity in violation of Environmental Laws from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.

(k) Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records.  (i) Give the Collateral Agent not less than 30 days' prior written notice of any change in the location of any Collateral, other than to Facilities or locations set forth on Schedule 6.01(ee) to the Disclosure Letter and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Collateral Access Agreements.  (i) At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, obtain written subordinations or waivers, in form and substance satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii) At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is stored on the premises of a bailee, warehouseman, or similar party, obtain written access agreements, in form and substance satisfactory to the Collateral Agent, providing for access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default.

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o) After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an "After Acquired Property") (x) with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding in the aggregate $36,000 in the case of leasehold interest, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value").  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or Collateral Access Agreement (pursuant to Section 7.01(m) hereof).  Upon receipt of such notice requesting a Mortgage, the Person that has acquired such After Acquired Property shall promptly furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent:  (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent (or confirmation satisfactory to the Collateral Agent that the related Title Insurance Policy does not contain a survey exception), (v) Phase I ESAs with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.  The Borrowers shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(o).

(p) Fiscal Year.  Cause the Fiscal Year of Monaco and its Subsidiaries to end on the Saturday closest to December 31 of each calendar year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Payment of Taxes and Claims.  Pay, and cause each of its respective Subsidiaries to pay, all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises which exceed $100,000 in the aggregate before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets which exceed $100,000 in the aggregate, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

(r) Resort Lot Property Proceeds.  Reinvest, and cause each of its Subsidiaries to reinvest, all Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition of any Resort Property Lots and that are not used to prepay the Obligations pursuant to Section 2.05(c)(iii), in the construction and development of Resort Property Lots or Combined Property which is to be developed into Resort Property Lots and, in each case, constituting Eligible Real Property, within a period not to exceed 365 days after the date of receipt of any such Net Cash Proceeds (the "Reinvestment Period").  Within 30 days following the Disposition of any Resort Property Lots, the Administrative Borrower shall deliver a certificate to the Agents which shall set forth (i) a description of the Resort Property Lots that have been disposed of, (ii) the aggregate Net Cash Proceeds retained by the Loan Parties and their Subsidiaries after giving effect to any repayment of the Obligations required by Section 2.05(c)(iii) and (iii) the good faith reasonable estimates of the Net Cash Proceeds to be used for any reinvestment purposes in accordance with this Section 7.01(r), as such certificate may be updated from time to time during the applicable Reinvestment Period by the Administrative Borrower or upon the request of the Collateral Agent.  Any such Net Cash Proceeds shall be deposited in the Cash Collateral Account pending any such reinvestment and released by the Collateral Agent to pay for expenditures that are incurred in accordance with and up to the estimated amounts specified in the relevant certificate furnished to the Agents pursuant to the immediately preceding sentence as and when due and payable or otherwise in a manner and in an amount authorized by the Collateral Agent.  Upon the earlier of the expiration of the applicable Reinvestment Period or the occurrence of a Default or an Event of Default, such Net Cash Proceeds if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(iii).

Section 7.02 Negative Covenants.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable, but excluding Contingent Obligations arising in connection with repurchase obligations under the Approved Dealer Financing Agreements) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) Any Borrower may be merged into another Borrower and any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents and the Lenders at least 30 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, if not a Loan Party is joined as a Loan Party hereunder pursuant to a joinder agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii) any Loan Party and its Subsidiaries may (A) sell Inventory and license intellectual property on a non-exclusive basis, in each case, in the ordinary course of business, (B) prior to the payment in full of the Working Capital Indebtedness and termination of the Working Capital Loan Documents, sell or otherwise dispose of assets consisting of Working Capital Priority Collateral to the extent permitted under the Working Capital Loan Documents or otherwise with the consent of the requisite Working Capital Lenders; (C) dispose of obsolete or worn-out equipment in the ordinary course of business, and (D) sell or otherwise dispose of other property or assets (other than Resort Property Lots or Designated Real Property), for cash in an aggregate amount not less than the fair market value of such property or assets, provided that (x) the Net Cash Proceeds of such Dispositions (1) in the case of clauses (C) and (D) above, do not exceed $500,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders to the extent required by the terms of Section 2.05(c)(ii) and (y) at least 3 days prior to the disposition of any Equipment, the Administrative Borrower shall deliver (1) a written notice to the Agents of such disposition, which notice shall attach a copy of the contract relating to such disposition, which contract shall specify the amount of consideration that is payable in connection with such disposition and (2) contemporaneously with the delivery of such notice, the Administrative Borrower shall deliver to the Agents, a certificate of an Authorized Officer of Monaco, certifying that after giving pro forma effect to such disposition and the application of the Net Cash Proceeds thereof in accordance with the terms of Section 2.05(c)(ii), the aggregate outstanding principal amount of the Term Loan shall not exceed the Specified M&E and RE Amount set forth in the most recent Notice of Revaluation after giving effect to such disposition and application of Net Cash Proceeds; (E) lease to third parties real property not needed by the Loan Parties or their Subsidiaries for the operation of their businesses; and (F) dispose of real property with respect to a resort development that is required to be conveyed to an owners association or Governmental Authority in connection with the development of the resort or sale of Resort Property Lots; and

(iii) so long as no Default or Event of Default shall have occurred and be continuing or would otherwise arise as a result thereof, any Borrower may, upon not less than 10 Business Days prior written notice to the Agents, sell any Resort Property Lots or Designated Real Property for cash, provided that (A) contemporaneously with the delivery of such notice, the Administrative Borrower has delivered to the Agents (x) a copy of the contract relating to such disposition, which contract shall specify the amount of consideration that is payable in connection with such disposition and (y) a certificate of an Authorized Officer of Monaco, certifying that after giving pro forma effect to such sale and the application of the Net Cash Proceeds thereof in accordance with the terms of Section 2.05(c)(iii) or Section 2.05(c)(iv), as the case may be, the aggregate outstanding principal amount of the Term Loan shall not exceed the Specified M&E and RE Amount set forth in the most recent Notice of Revaluation after giving effect to such sale and application of Net Cash Proceeds and (B) the Net Cash Proceeds of such sale (1) are in an amount not less than the Release Price applicable to such Resort Property Lots or such Designated Real Property, and (2) are paid to the Administrative Agent for the benefit of the Agents and the Lenders in accordance with the terms of Section 2.05(c)(iii) or Section 2.05(c)(iv), as the case may be.

(d) Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Equity Interests, bonds, notes, debentures or other securities of, or assets or other property of any other Person or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing (whether by contract, any servicing arrangement or otherwise) (each, an "Investment"), except for:

(i) Permitted Investments and Investments consisting of deposit accounts;

(ii) Investments existing on the date hereof, as set forth on Schedule 7.02(e) to the Disclosure Letter, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(iii) Investments (including debt or equity obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments arising out of Hedging Agreements permitted by clause (i) of the definition of Permitted Indebtedness;

(v) Investments made after the Effective Date in the CCP Joint Venture in an aggregate amount not to exceed $2,500,000 at any time outstanding; provided that, no such Investment may be made prior to June 30, 2009 and any such Investment may only be made thereafter if immediately before and after giving effect to any such Investment (x) no Default or Event of Default has occurred and is continuing and (y) Availability is greater than $40,000,000.

(vi) extensions of trade credit, prepaid expenses or accounts receivable credit in the ordinary course of business;

(vii) (A) cash advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course of business and (B) loans to officers, directors and employees for bona fide business purposes; provided, that, the aggregate amount of such cash advances together with the aggregate outstanding amount of such loans (determined without regard to any write-downs or write-offs of such advances and loans) shall not exceed $100,000 at any time;

(viii) loans and advances by it to its Subsidiaries that are Loan Parties and by such Subsidiaries to it, made in the ordinary course of business and Investments by any Subsidiary in another Subsidiary that is a Loan Party; provided, that all such loans and advances are made subject to the terms of the Intercompany Subordination Agreement; and

(ix) Contingent Obligations to the extent permitted to be incurred in accordance with the definition of Permitted Indebtedness.

(f) Lease Obligations.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or

(ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $1,500,000.

(g) Capital Expenditures.  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (whether by purchase or Capitalized Lease) that would cause:

(i) the aggregate amount of all Capital Expenditures (other than Capital Expenditures made in connection with the construction and development of Resort Property Lots) made by the Loan Parties and their Subsidiaries to exceed (A) for the period November 1, 2008 through January 3, 2009, $2,423,000, and (B) during any Fiscal Year thereafter, for each such Fiscal Year, the applicable amount set forth below opposite such Fiscal Year:

Fiscal Year End	Maximum Capital Expenditure
2009	$6,000,000
2010	$6,000,000
2011	$6,000,000
2012	$6,000,000

(ii) the aggregate amount of all Capital Expenditures made in connection with the construction and development of Resort Property Lots (except as set forth in clause (iii) below) to exceed an amount equal to the aggregate Net Cash Proceeds received by Monaco and any of its Subsidiaries since the Effective Date in connection with the sale of Resort Property Lots in accordance with Section 7.02(c)(iii) and retained by Monaco and its Subsidiaries after giving effect to any application of such Net Cash Proceeds to the outstanding principal amount of the Term Loans to the extent required by Section 2.05(c)(iii); and

(iii) the aggregate amount of all Capital Expenditures made in connection with the construction and development of Resort Property Lots located at 13300 Tamiami Trail East, Naples, Florida, Monaco, to exceed for the period November 1, 2008 through January 3, 2009, $1,500,000.

Notwithstanding any provision to the contrary contained in this Section 7.02(g), any Capital Expenditures incurred prior to the Effective Date but not yet due and payable (whether or not invoiced) as set forth on Schedule 7.02(g) to the Disclosure Letter, shall be excluded from the calculation of the aggregate amount of Capital Expenditures that may be made pursuant to this Section 7.02(g) and Monaco and its Subsidiaries shall not be prohibited from making any payment with respect to any such Capital Expenditures.

(h) Restricted Payments.  (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (each individually and collectively, a "Restricted Payment"); provided, however, (A) any Subsidiary of Monaco may make Restricted Payments to Monaco or a Subsidiary of Monaco, (B) any Subsidiary of any Loan Party may make Restricted Payments to such Loan Party, (C) Monaco may make Restricted Payments in the form of Qualified Equity Interests, and (D) Monaco may make Restricted Payments through the acquisition of its Equity Interests in connection with the exercise of stock options, restricted stock units or stock appreciation rights, in each case, by way of cashless exercise or in connection with the satisfaction of withholding tax obligations.

(i) Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) or any Material Contract with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions between Loan Parties, (iii) transactions permitted by Section 7.02(e), (iv) sales of Qualified Equity Interests of Monaco to Affiliates of Monaco not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) transactions between the CCP Joint Venture and Monaco pursuant to the CCP Joint Venture Related Agreements as in effect on the date hereof, (vi) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 7.02(e) and (vii) payment of customary directors' fees and indemnities.  To the extent that any such agreement or transaction described in clause (i) is with an Affiliate that is not a Loan Party or a Subsidiary of a Loan Party and involves aggregate annual consideration in excess of $250,000, such agreement or transaction

(A) in the case of any such agreement or transaction consummated on or prior to the Effective Date, is set forth on Schedule 7.02(j) to the Disclosure Letter, and (B) in the case of any such agreement or transaction consummated after the Effective Date, shall, prior to the consummation thereof, be fully disclosed to the Administrative Agent.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement, the other Loan Documents and the Working Capital Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k) to the Disclosure Letter;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment, transfer or encumbrance of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Equity Interests.  Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that Monaco may issue Qualified Equity Interests so long as no Change of Control would result therefrom.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness (other than the Working Capital Indebtedness which Indebtedness is subject to the provisions of Section 7.02(s)(i) and the provisions of the Intercreditor

Agreement) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii) except for the Obligations and the Working Capital Indebtedness, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii) amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 30 days' prior written notice by the Administrative Borrower to the Collateral Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens; or

(iv) amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not have an adverse effect on the Lenders or the Lenders' rights with respect to the Collateral.

(n) Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o) Compromise of Accounts Receivable.  Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business; provided, however, in no event shall any such discount, allowance or credit exceed the amounts and time periods permitted under the Working Capital Credit Agreement.

(p) Properties.  Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien or has not received a written subordination or waiver in accordance with Section 7.01(m).

(q) ERISA .  (i) Establish, sponsor, maintain, become a party or contribute to or become obligated to sponsor, maintain or contribute to any Multiemployer Plan or any Employee Plan (or permit any of its ERISA Affiliates to do any of the foregoing) or (ii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law.

(r) Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.

(s) Amendments to Certain Agreements.

(i) Agree to any amendment, modification, supplement, assignment or other change to any Working Capital Loan Document other than in accordance with the terms of the Intercreditor Agreement and clause (f) of the definition of Permitted Indebtedness contained in this Agreement; and

(ii) Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract (other than any of the Material Contracts set forth in clauses (i) above).

(t) Excess Cash.  Accumulate or maintain cash in bank accounts (in excess of checks outstanding against such accounts and amounts necessary to meet minimum balance requirements), cash equivalents and Permitted Investments in an aggregate amount in excess of $100,000 (excluding the amounts deposited into the Cash Management Accounts or in accounts for current payroll, tax deposit accounts, benefit accounts, in each case to the extent permitted under this Agreement) at any time.

(u) Sales and Lease Backs. Directly or indirectly, become or remain liable, or permit its Subsidiaries to become or remain liable, as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Loan Party (i) has sold or transferred or is to sell or to transfer to any other Person or (ii) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any Loan Party to any Person in connection with such lease.

(v) Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (i) this Agreement, the other Loan Documents and the Working Capital Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(a) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment, sublet or encumbrance thereof.

(w) Anti-Terrorism Laws.  Nor shall any Loan Party or any of their Affiliates or agents:

(i) conduct any business or engage in any transaction or dealing with any Person prohibited pursuant to the OFAC Sanctions Programs, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Person prohibited pursuant to the OFAC Sanctions Programs,

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs, or

(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.

(iv) The Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Loan Parties' compliance with this Section 7.02(w).

(x) Guarantees and Risk Pool Guarantees.  At any time after the Effective Date, directly or indirectly, become liable, or permit its Subsidiaries to become liable or enter into guarantees or risk pool guarantees in favor of financial institutions providing floor financing to any of the Loan Parties' dealers.

Section 7.03 Financial Covenants.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio .  Permit the Leverage Ratio of Monaco and its Subsidiaries for each period of twelve (12) consecutive fiscal months for which the last month is the fiscal month set forth below to be greater than the applicable ratio set forth below:

Fiscal Month	Leverage Ratio
September, 2009	2.70 to 1.00
October, 2009	1.90 to 1.00
November, 2009	1.90 to 1.00
December, 2009	1.80 to 1.00
January, 2010	1.50 to 1.00
February, 2010	1.50 to 1.00
March, 2010	1.50 to 1.00
April, 2010	1.50 to 1.00
May, 2010	1.50 to 1.00
June, 2010	1.50 to 1.00
July, 2010	1.50 to 1.00
August, 2010	1.50 to 1.00
September, 2010	1.50 to 1.00
October, 2010	1.50 to 1.00
November, 2010	1.50 to 1.00
December, 2010	1.50 to 1.00
January, 2011	1.50 to 1.00
February, 2011	1.50 to 1.00
March, 2011	1.50 to 1.00
April, 2011	1.50 to 1.00
May, 2011	1.50 to 1.00
June, 2011	1.50 to 1.00
July, 2011	1.50 to 1.00
August, 2011	1.50 to 1.00
September, 2011	1.50 to 1.00
October, 2011	1.50 to 1.00
November, 2011	1.50 to 1.00
December, 2011	1.50 to 1.00
January, 2012	1.50 to 1.00
February, 2012	1.50 to 1.00
March, 2012	1.50 to 1.00
April, 2012	1.50 to 1.00
May, 2012	1.50 to 1.00

(b) Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of Monaco and its Subsidiaries for each period of twelve (12) consecutive fiscal months for which the last month is the fiscal month set forth below to be less than the amount set forth opposite such date:

Fiscal Month	Fixed Charge Coverage Ratio
September, 2009	0.75 to 1.00
October, 2009	1.00 to 1.00
November, 2009	1.15 to 1.00
December, 2009	1.25 to 1.00
January, 2010	1.25 to 1.00
February, 2010	1.25 to 1.00
March, 2010	1.25 to 1.00
April, 2010	1.25 to 1.00
May, 2010	1.25 to 1.00
June, 2010	1.25 to 1.00
July, 2010	1.25 to 1.00
August, 2010	1.25 to 1.00
September, 2010	1.25 to 1.00
October, 2010	1.25 to 1.00
November, 2010	1.25 to 1.00
December, 2010	1.25 to 1.00
January, 2011	1.25 to 1.00
February, 2011	1.25 to 1.00
March, 2011	1.25 to 1.00
April, 2011	1.25 to 1.00
May, 2011	1.25 to 1.00
June, 2011	1.25 to 1.00
July, 2011	1.25 to 1.00
August, 2011	1.25 to 1.00
September, 2011	1.25 to 1.00
October, 2011	1.25 to 1.00
November, 2011	1.25 to 1.00
December, 2011	1.25 to 1.00
January, 2012	1.35 to 1.00
February, 2012	1.35 to 1.00
March, 2012	1.35 to 1.00
April, 2012	1.35 to 1.00
May, 2012	1.35 to 1.00

(c) Consolidated EBITDA.  Permit Consolidated EBITDA of Monaco and its Subsidiaries for each period of twelve (12) consecutive fiscal months for which the last month is the fiscal month set forth below to be less than the applicable amount set forth below:

Fiscal Month	Consolidated EBITDA
November, 2008	$(41,500,000)
December, 2008	$(46,500,000)
January, 2009	$(41,600,000)
February, 2009	$(37,600,000)
March, 2009	$(30,800,000)
April, 2009	$(27,500,000)
May, 2009	$(20,600,000)
June, 2009	$(11,900,000)
July, 2009	$(6,400,000)
August, 2009	$2,500,000
September, 2009	$15,800,000
October, 2009	$21,500,000
November, 2009	$25,000,000
December, 2009	$29,900,000
January, 2010	$28,900,000
February, 2010	$29,900,000
March, 2010	$33,500,000
April, 2010	$33,000,000
May, 2010	$34,200,000
June, 2010	$36,300,000
July, 2010	$35,700,000
August, 2010	$36,700,000
September, 2010	$40,600,000
October, 2010	$39,400,000
November, 2010	$40,600,000
December, 2010	$43,500,000
January, 2011	$43,200,000
February, 2011	$43,500,000
March, 2011	$44,400,000
April, 2011	$44,200,000
May, 2011	$44,500,000
June, 2011	$45,600,000
July, 2011	$45,500,000
August, 2011	$45,800,000
September, 2011	$46,800,000
October, 2011	$46,500,000
November, 2011	$46,800,000
December, 2011	$47,600,000
January, 2012	$47,300,000
February, 2012	$47,600,000
March, 2012	$48,700,000
April, 2012	$48,600,000
May, 2012	$48,800,000

(d) Minimum Availability.  Fail to have Availability and Qualified Cash of at least $10,000,000 as of the date of delivery to the Working Capital Agent of the last borrowing base certificate (in accordance with the terms of the Working Capital Credit Agreement) delivered in each fiscal month.

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral.  (a)  The Loan Parties shall establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 to the Disclosure Letter, each a "Cash Management Bank", and shall take such reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries.  The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to the Collateral Agent for the benefit of the Agents and the Lenders.  All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any of its Account Debtors, as Proceeds from Accounts Receivable of such Loan Party or as Proceeds of any other Collateral shall be held by such Loan Party in trust for the Agents and the Lenders and the Working Capital Agent.  No Loan Party shall commingle such collections with the Proceeds of any assets not included in the Collateral.  No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(b) The Loan Parties shall comply with the cash management provisions of the Working Capital Credit Agreement and, to the extent required by the Working Capital Credit Agreement, shall enter into Cash Management Agreements with the Working Capital Agent and the Collateral Agent.

(c) After the occurrence and during the continuance of an Event of Default, the Working Capital Agent or the Collateral Agent, in accordance with the Cash Management Agreements and subject to the terms of the Intercreditor Agreement, may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Working Capital Agent or the Collateral Agent or its designee, in accordance with the Cash Management Agreements and subject to the terms of the Intercreditor Agreement, shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto.  The Loan Parties shall not, without prior written consent of the Working Capital Agent or the Collateral Agent, as the case may be, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 7.02(o).

(d) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement, in each case, subject to the terms of the Intercreditor Agreement.  All acts of said attorney or designee lawfully taken are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(e) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction).  The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(f) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor.  The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full Proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(g) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation.  Subject to the terms of the Intercreditor Agreement, the Loan Parties will at such intervals as the Agents may require, execute and deliver, during the occurrence and continuance of an Event of Default confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold.  In addition, the Loan Parties shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03.  The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral.  The Loan Parties' failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent's Lien on the Collateral.  The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties' industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such.  If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties' customers' credit, the Loan Parties will promptly advise the Agents thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral.  With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent's Lien, each Loan Party covenants, represents and warrants:  (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and except to the extent that any such restrictions are expressly permitted to exist pursuant to Section 7.02(k) shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (c) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; and (d) such Loan Party is not and shall not be entitled to pledge any Agent's or any Lender's credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian.  Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests.  Subject to the terms of the Intercreditor Agreement, each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of or interest on any Loan, or any Collateral Agent Advance when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in clauses (a), (b), (d), (e), (f), (h), (i), (l), (n), (o), (p), (q) and (r) of Section 7.01 or Section 7.02 or ARTICLE VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $500,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j) any Cash Management Bank at which any Cash Management Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such Cash Management Bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) (i) one or more judgments, orders, or awards (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $500,000 in the aggregate (the "Maximum Judgment Amount") shall be rendered against a Loan Party or any of its Subsidiaries and remain unsatisfied and either (A) enforcement proceedings have been commenced upon such judgment, order, or award, or (B) there shall be a period of 10 consecutive days at any time after the entry of any such judgment, order, or award during which a stay of enforcement thereof shall not be in effect, or (ii) a Loan Party or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened claims, actions, suits, or proceedings and the amount of such settlements, individually or in the aggregate, requires that a Loan Party or any of its Subsidiaries pay an amount exceeding the Maximum Judgment Amount; provided, however, that any such judgment, order, award, or settlement shall not give rise to an Event of Default under this subsection if and for so long as (1) the amount of such judgment, order, award, or settlement in excess of the Maximum Judgment Amount is covered by a valid and binding policy of insurance between a Loan Party or any of its Subsidiaries and an insurer covering full payment thereof, (2) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award, or settlement, and (3) enforcement proceedings have not been commenced upon such judgment, order, award, or settlement;

(l) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p) the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates sponsors, maintains, contributes to or is, or becomes, obligated to contribute to any Multiemployer Plan or any Employee Plan;

(r) any Loan Party shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

(s) a Change of Control shall have occurred;

(t) the failure by the Working Capital Agent to at any time maintain the Availability Reserve;

(u) an event or development occurs which any Agent or the Required Lenders believe could reasonably be expected to have a Material Adverse Effect; then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium, if any, with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01 Appointment.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.

Section 10.02 Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The

Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc.  The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification.  To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.  (a)  Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Administrative Borrower and each Lender.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.  Notwithstanding the foregoing, each of the Lenders and each of the Borrowers acknowledge and agree that if the Agents resign pursuant to Section 2.4(g)(i)(F) of the Intercreditor Agreement in connection with the purchase of the Obligations in accordance with Section 2.4(g) of the Intercreditor Agreement, such resignation shall be effective immediately upon consummation of such purchase and the Working Capital Agent, or such other Person as the Eligible ABL Purchasers (as such term is defined in the Intercreditor Agreement) shall designate, shall be designated as the successor Agents.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any Agent's resignation hereunder as an Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances ("Collateral Agent Advances") which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Term Loan and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to any portion of the Term Loan that is a Reference Rate Loan.  The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02.  The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Collateral Agent Advance.  If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral, (i) upon termination of the Total Commitment and payment and satisfaction of the Term Loan, and all other Obligations in accordance with the terms hereof; (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) if approved, authorized or ratified in writing by the Lenders; or (v) to the extent a release of any such Liens is expressly contemplated by any Loan Document.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions.  In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent's Customer Identification Program.   Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 Intercreditor Agreement.   Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent all requisite authority to enter into or otherwise become bound by the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions thereof.  Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and agrees that it shall not take any action that is prohibited by or inconsistent with the terms of the Intercreditor Agreement.  No further consent or approval on the part of any Lender is or will be required in connection with the performance by the Administrative Agent and the Collateral Agent of the Intercreditor Agreement.  Each holder of the Obligations, by its acceptance hereof, irrevocably agrees to be bound by the terms, conditions and provisions of the Intercreditor Agreement.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any bankruptcy, insolvency or other similar law.

Section 11.02 Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents and the Lenders with respect thereto.  Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent, any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than the defense that the Guaranteed Obligations have been paid in full).

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments.  This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Term Loan) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than the indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than the indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and the Working Capital Agent and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI or as otherwise provided in the Intercreditor Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising.  If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

Monaco Coach Corporation
91320 Industrial Way
Coburg, Oregon 97408
Attention:  Chief Financial Officer
Telephone:  541-681-8081
Telecopier:  541-681-8040

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention:  Andrew J. Hirsch
Telephone:  650-354-4210
Telecopier:  650-493-6811

if to the Administrative Agent, to it at the following address:

Ableco Finance LLC
299 Park Avenue, 22nd Floor
New York, New York  10171
Attention:  Daniel E. Wolf
Telephone:  212-891-2100
Telecopier:  212-891-1541

if to the Collateral Agent, to it at the following address:

Ableco Finance LLC
299 Park Avenue, 22nd Floor
New York, New York  10171
Attention:  Daniel E. Wolf
Telephone:  212-891-2100
Telecopier:  212-891-1541

in each case, with a copy to:

Cerberus California, Inc.
11812 San Vicente Blvd., Suite 300
Los Angeles, California 90049
Attention: Kevin Cross and Alex Raskin
Telephone:  310-826-9200
Telecopier:  310-826-9203

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Attention:  Frederic L. Ragucci
Telephone:  212-756-2000
Telecopier:  212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.

Section 12.02 Amendments, Etc.  (a)  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Borrower, the Required Lenders (or by the Collateral Agent with the written consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iv) amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor without the written consent of each Lender, (vi) amend, modify or waive Section 4.04, this Section 12.02 of this Agreement without the written consent of each Lender, (vii) amend the definition of "Availability Reserve", "Specified M&E and RE Amount", "Eligible Appraised Equipment", "Eligible Equipment", or "Eligible Real Property" if the effect thereof is to increase the Specified M&E and RE Amount or (viii) release all or any portion of the Availability Reserve, in each case, without the written consent of each Lender.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.  For the purposes of this Section 12.02 and any other section of this Agreement solely with respect to the voting or consent rights of a Lender, any Lender that is also a Working Capital Lender (other than Ableco Finance LLC and any of its Related Funds) shall not be considered a Lender under this Agreement.

(b) If any action to be taken by the Lenders hereunder requires the unanimous consent, authorization, or agreement of all of the Lenders, and a Lender other than the Collateral Agent and the Administrative Agent (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b).  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys' Fees.  The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien filed against real property owned or leased by any Loan

Party, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

Section 12.05 Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default and subject to the terms of the Intercreditor Agreement, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b) Each Lender may with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it; provided, however, that (i) such assignment is in an amount which is at least $2,500,000 or a multiple of $500,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment (1) for which the Collateral Agent waives such minimum amount and (2) by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $2,500,000 or a multiple of $500,000 in excess thereof), (ii)  the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) and (iii) no written consent of the Collateral Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the

Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08(d).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; (iii) in no event shall any Loan Party nor any Affiliate of any Loan Party be permitted to be a participant; and (iv) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.08 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A

COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments.  If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.15 Indemnification.

(a) General Indemnity.  In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers pursuant to this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) Environmental Indemnity.  Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, that may affect Agents' and Lenders' rights and obligations under this Agreement or any of the other Loan Documents or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws that may affect Agents' and Lenders' rights and obligations under this Agreement or any of the other Loan Documents; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Monaco as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Monaco as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof.  Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Loan Documents.

Section 12.17 Records.  The unpaid principal of and interest on the Term Loan, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter and any Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.18 Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.19 Interest.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

For purposes of this Section 12.19, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.20 Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.20.

Section 12.21 Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.22 Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.23 USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) ("USA PATRIOT Act") hereby notifies the Borrowers that it is required to obtain, verify and record information that identifies the entities composing the Borrowers, including each such entity's name, address, and other identifying information, in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

ARTICLE XIII

ISSUANCE OF EQUITY INTERESTS TO HOLDCO

Section 13.01 Authorization and Issuance of Warrants.  On the Effective Date, Monaco shall issue to Holdco one or more warrant certificates covering the purchase of shares of Common Stock of Monaco in form and substance satisfactory to Ableco and Holdco (such certificates, together with the rights to purchase Common Stock of Monaco provided thereby and all warrant certificates covering such stock issued upon transfer, division or combination of, or in substitution for, any thereof, being herein called the "Warrants").  It is understood and agreed that the Warrants contain provisions affecting the number of shares of Common Stock of Monaco that may be acquired, which provisions are set forth in the Warrants.

Section 13.02 Securities Act Matters.

(a) Ableco represents and warrants to Monaco that:

(i) Holdco is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Holdco is a sophisticated investor with such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the Warrant and the Warrant Stock and is capable of bearing the economic risks of such Warrant and Warrant Stock.  Holdco has relied solely upon the advice of Holdco's legal counsel and accountants or other financial advisers with respect to the legal, financial, business, tax and other considerations relating to the purchase of the Warrant and the Warrant Stock and has been offered, during the course of discussions concerning the issuance of the Warrant, the opportunity to ask such questions and inspect such documents concerning the Company and its business and affairs as Holdco has requested so as to understand more fully the nature of the investment and to verify the accuracy of the information supplied.

(ii) Holdco is acquiring the Warrants for its own account and not with a view towards, or for resale in connection with, the sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "Securities Act"); provided, however, that by making the representations herein, Holdco does not agree to hold any of the Warrants or the Warrant Stock for any minimum or other specific term and reserves the right to dispose of the Warrants or the Warrant Stock at any time in accordance with or pursuant to an effective registration statement or an exemption under the Securities Act and pursuant to the applicable terms of the Warrants, the Registration Rights Agreement and the Credit Agreement and related documents.

(b) Monaco represents and warrants to Ableco and Holdco that:

(i) Assuming the truth and accuracy of Ableco's representations and warranties contained in the immediately preceding paragraphs, the issuance of the Warrants to Holdco hereunder is exempt from the registration requirements of Section 5 of the Securities Act.

(c) Monaco agrees that neither it nor any Person acting on its behalf has offered or will offer the Warrants or Warrant Stock or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to require the registration of the Warrants or Warrant Stock pursuant to the provisions of the Securities Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

MONACO COACH CORPORATION

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

NAPLES MOTORCOACH RESORT INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

OUTDOOR RESORTS OF LAS VEGAS, INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

OUTDOOR RESORTS MOTORCOACH COUNTRY
CLUB, INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

LA QUINTA MOTORCOACH RESORT, INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

SIGNATURE RESORTS OF MICHIGAN, INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

R-VISION, INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

BISON MANUFACTURING, LLC

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

ROADMASTER LLC

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

GUARANTORS:

SIGNATURE MOTORCOACH RESORTS, INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

PORT OF THE ISLES MOTORCOACH RESORT, INC.

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

R-VISION HOLDINGS LLC

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

R-VISION MOTORIZED LLC

By:	/s/ P. Martin Daley
Name: P. Martin Daley
Title: Vice President

ADMINISTRATIVE AGENT, COLLATERAL
AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

Schedule 1.01(A)

Commitments

Lender	Term Loan Commitment	Total Commitment

Ableco Finance LLC	$39,300,000	$39,300,000

All Lenders	$39,300,000	$39,300,000

Schedule 1.01(H)

Resort Property Lot Covenants

The Resort Property Lot Percentage shall increase to 100% in the event that any Loan Party shall, unless the Required Lenders shall otherwise consent in writing:

1.           Leverage Ratio.  Permit the Leverage Ratio of Monaco and its Subsidiaries for each period of twelve (12) consecutive fiscal months for which the last month is the fiscal month set forth below to be greater than the applicable ratio set forth below:

Fiscal Month	Leverage Ratio
September, 2009	2.70 to 1.00
October, 2009	1.70 to 1.00
November, 2009	1.70 to 1.00
December, 2009	1.20 to 1.00
January, 2010	1.20 to 1.00
February, 2010	1.10 to 1.00
March, 2010	0.90 to 1.00
April, 2010	0.90 to 1.00
May, 2010	0.90 to 1.00
June, 2010	0.60 to 1.00
July, 2010	0.50 to 1.00
August, 2010	0.40 to 1.00
September, 2010	0.40 to 1.00
October, 2010	0.40 to 1.00
November, 2010	0.25 to 1.00
December, 2010	0.25 to 1.00
January, 2011	0.25 to 1.00
February, 2011	0.25 to 1.00
March, 2011	0.25 to 1.00
April, 2011	0.25 to 1.00
May, 2011	0.25 to 1.00
June, 2011	0.25 to 1.00
July, 2011	0.25 to 1.00
August, 2011	0.25 to 1.00
September, 2011	0.25 to 1.00
October, 2011	0.25 to 1.00
November, 2011	0.25 to 1.00
December, 2011	0.25 to 1.00
January, 2012	0.25 to 1.00
February, 2012	0.25 to 1.00
March, 2012	0.25 to 1.00
April, 2012	0.25 to 1.00
May, 2012	0.25 to 1.00

2.           Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of Monaco and its Subsidiaries for each period of twelve (12) consecutive fiscal months for which the last month is the fiscal month set forth below to be less than the amount set forth opposite such date:

Fiscal Month	Fixed Charge Coverage Ratio
September, 2009	0.80 to 1.00
October, 2009	1.00 to 1.00
November, 2009	1.15 to 1.00
December, 2009	1.30 to 1.00
January, 2010	1.30 to 1.00
February, 2010	1.30 to 1.00
March, 2010	1.30 to 1.00
April, 2010	1.30 to 1.00
May, 2010	1.30 to 1.00
June, 2010	1.30 to 1.00
July, 2010	1.30 to 1.00
August, 2010	1.30 to 1.00
September, 2010	1.30 to 1.00
October, 2010	1.30 to 1.00
November, 2010	1.30 to 1.00
December, 2010	1.30 to 1.00
January, 2011	1.30 to 1.00
February, 2011	1.30 to 1.00
March, 2011	1.30 to 1.00
April, 2011	1.30 to 1.00
May, 2011	1.30 to 1.00
June, 2011	1.30 to 1.00
July, 2011	1.35 to 1.00
August, 2011	1.35 to 1.00
September, 2011	1.35 to 1.00
October, 2011	1.35 to 1.00
November, 2011	1.35 to 1.00
December, 2011	1.35 to 1.00
January, 2012	1.40 to 1.00
February, 2012	1.40 to 1.00
March, 2012	1.40 to 1.00
April, 2012	1.40 to 1.00
May, 2012	1.40 to 1.00

3.           Consolidated EBITDA.  Permit Consolidated EBITDA of Monaco and its Subsidiaries for each period of twelve (12) consecutive fiscal months for which the last month is the fiscal month set forth below to be less than the applicable amount set forth below:

Fiscal Month	Consolidated EBITDA
November, 2008	$(39,400,000)
December, 2008	$(44,300,000)
January, 2009	$(39,700,000)
February, 2009	$(35,500,000)
March, 2009	$(29,200,000)
April, 2009	$(25,800,000)
May, 2009	$(19,000,000)
June, 2009	$(11,200,000)
July, 2009	$(5,600,000)
August, 2009	$3,100,000
September, 2009	$15,500,000
October, 2009	$21,800,000
November, 2009	$26,500,000
December, 2009	$31,700,000
January, 2010	$30,600,000
February, 2010	$31,600,000
March, 2010	$35,500,000
April, 2010	$34,900,000
May, 2010	$36,200,000
June, 2010	$40,900,000
July, 2010	$40,200,000
August, 2010	$41,300,000
September, 2010	$45,700,000
October, 2010	$44,300,000
November, 2010	$45,700,000
December, 2010	$48,900,000
January, 2011	$48,600,000
February, 2011	$48,900,000
March, 2011	$49,900,000
April, 2011	$49,800,000
May, 2011	$50,100,000
June, 2011	$51,400,000
July, 2011	$51,200,000
August, 2011	$51,500,000
September, 2011	$52,600,000
October, 2011	$52,300,000
November, 2011	$52,600,000
December, 2011	$53,500,000
January, 2012	$53,200,000
February, 2012	$53,600,000
March, 2012	$54,800,000
April, 2012	$54,600,000
May, 2012	$54,900,000

4.           Minimum Availability.  Fail to have Availability and Qualified Cash of at least the applicable amount set forth below opposite each fiscal month as of the date of delivery to the Working Capital Agent of the last borrowing base certificate (in accordance with the terms of the Working Capital Credit Agreement) delivered in each such fiscal month:

Fiscal Month	Availability and Qualified Cash
November, 2008	$22,524,000
December, 2008	$29,806,000
January, 2009	$25,699,000
February, 2009	$25,344,000
March, 2009	$46,747,000
April, 2009	$41,730,000
May, 2009	$38,923,000
June, 2009	$54,985,000
July, 2009	$50,036,000
August, 2009	$50,236,000
September, 2009	$64,040,000
October, 2009	$54,124,000
November, 2009	$51,579,000
December, 2009	$59,068,000
January, 2010 and during each fiscal month thereafter until the Final Maturity Date	$50,000,000

Schedule 1.01(I)

Historical Consolidated EBITDA

Fiscal Month	Consolidated EBITDA
December, 2007	$5,992,000
January, 2008	$(6,738,000)
February, 2008	$(2,420,000)
March, 2008	$1,793,000
April, 2008	$(4,298,000)
May, 2008	$(4,872,000)
June, 2008	$580,000
July, 2008	$(6,680,000)
August, 2008	$(7,003,000)
September, 2008	$(4,513,000)
October, 2008	$(7,990,000)